    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 7, 1997

                                                      REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                               AHL SERVICES, INC.
               (Exact Name of Registrant as Specified in Charter)

               GEORGIA                                  7389                                58-2277249
   (State or other jurisdiction of          (Primary Standard Industrial                 (I.R.S. Employer
    Incorporation or Organization)          Classification Code Number)               Identification Number)

                            3353 PEACHTREE ROAD, NE
                            SUITE 1120, NORTH TOWER
                             ATLANTA, GEORGIA 30326
                                 (404)267-2222
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           FRANK A. ARGENBRIGHT, JR.
                    CHAIRMAN AND CO-CHIEF EXECUTIVE OFFICER
                               AHL SERVICES, INC.
                            3353 PEACHTREE ROAD, NE
                            SUITE 1120, NORTH TOWER
                             ATLANTA, GEORGIA 30326
                                 (404)267-2222
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ------------------
                                   COPIES TO:

                 JEFFREY M. STEIN, ESQ.                               RICHARD C. TILGHMAN, JR., ESQ.
                    KING & SPALDING                                       PIPER & MARBURY L.L.P.
                  191 PEACHTREE STREET                                   36 SOUTH CHARLES STREET
                 ATLANTA, GEORGIA 30303                                 BALTIMORE, MARYLAND 21201
                     (404) 572-4600                                           (410) 539-2530

                               ------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. [ ]   ________
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [ ]   ________
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [ ]   ________
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

===============================================================================================================================
                                                                                                 PROPOSED
                                                                               PROPOSED          MAXIMUM
                                                                               MAXIMUM          AGGREGATE         AMOUNT OF
                                                           AMOUNT TO BE     OFFERING PRICE       OFFERING        REGISTRATION
     TITLE OF CLASS OF SECURITIES TO BE REGISTERED        REGISTERED(1)        PER UNIT          PRICE(2)            FEE
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share.................     3,105,000          $18.125         $56,278,125         $17,054
==============================================================================================================================

(1) Includes 405,000 shares which the Underwriters have the option to purchase solely to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c).
                               ------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                           SUBJECT TO COMPLETION
                                                                 OCTOBER 7, 1997

                                2,700,000 SHARES

                               AHL SERVICES, INC.

                                  COMMON STOCK
[AHL SERVICES, INC. LOGO]
                               ------------------
     All of the 2,700,000 shares of Common Stock offered hereby are being sold by AHL Services, Inc. ("AHL" or the "Company"). The Common Stock is traded on The Nasdaq Stock Market under the symbol "AHLS." On October 6, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $18.25 per share. See "Price Range of Common Stock."

     Upon completion of this offering, the Company's principal shareholder will beneficially own approximately 61.7% of the outstanding Common Stock.
                               ------------------
        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                 SEE "RISK FACTORS" BEGINNING ON PAGE 7 HEREOF.
                               ------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=============================================================================================================
                                            PRICE                 UNDERWRITING               PROCEEDS
                                              TO                 DISCOUNTS AND                  TO
                                            PUBLIC                COMMISSIONS               COMPANY(1)
-------------------------------------------------------------------------------------------------------------
Per Share.........................            $                        $                        $
-------------------------------------------------------------------------------------------------------------
Total(2)..........................            $                        $                        $
=============================================================================================================

(1) Before deducting expenses of the offering estimated at $500,000.
(2) The Company and an affiliate of the Company's principal shareholder (the "Selling Shareholder") have granted the Underwriters a 30-day option to purchase up to an additional 51,570 shares and 353,430 shares of Common Stock, respectively, solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Shareholder will be
    $            , $           , $            and $           , respectively.
    See "Principal and Selling Shareholders" and "Underwriting."

                               -----------------------
     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices
of BT Alex. Brown Incorporated, Baltimore, Maryland, on or about             ,
1997.

BT Alex. Brown
                         Credit Suisse First Boston
                                               The Robinson-Humphrey
                                                            Company

               THE DATE OF THIS PROSPECTUS IS             , 1997.

                               [INSERT GRAPHICS]

                               ------------------

     CERTAIN PERSONS PARTICIPATING IN THE COMMON STOCK OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE COMMON STOCK OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING, CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934 (THE "EXCHANGE ACT"). SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

     AHL provides contract staffing and management of its clients' labor-intensive operational support functions on an outsourced basis throughout the United States and Europe. The Company's core competencies include recruiting, hiring, training, motivating and managing the large numbers of personnel required to provide many of the support services needed by its clients while incorporating quality systems and cost efficiency in its operations. Founded in 1979, the Company is a leader in providing pre-departure screening, passenger profiling and other passenger services to the aviation industry and, increasingly, provides services to other large corporations, including Federal Express, America Online, Georgia Power, BellSouth, Nike and Motorola. Through its 62 offices in the United States and 27 offices in seven European countries, AHL is able to service the multinational outsourcing needs of its largely Fortune 1000 client base. The Company currently has approximately 500 contracts to provide services and has established long-term relationships with its largest clients, providing the Company with a significant source of predictable recurring revenues. The Company intends to take advantage of market trends toward contract staffing and become the preferred provider of outsourced labor management solutions for its clients by leveraging its core competencies, international scale, reputation for quality, performance-based quality measurement systems, management depth and senior-level relationships with its key clients. To capitalize on these market trends and to enter new complementary business lines, the Company has completed three acquisitions since its initial public offering in March 1997 and has an acquisition pending.

     Large corporations and other institutions are seeking to outsource a variety of non-core functions to enable them to better focus on their core competencies. Many enterprises need to recruit, hire, train, motivate and manage large numbers of personnel to handle non-core functions, in labor environments often characterized by relatively low pay and high turnover rates. Increasingly, enterprises are contracting with specialized third party providers to better ensure long-term labor availability for support functions. Outsourcing these functions shifts employment costs and risks, such as workers' compensation, recruitment and turnover costs and changes in labor regulations, to outside vendors and allows enterprises to reduce the administrative overhead and time necessary to properly manage non-core functions. Large enterprises are increasingly seeking partnering opportunities whereby the third party provider, in addition to providing on-site management of staff, assumes responsibility for a particular function, including designing and implementing a solution for its client, and may share in the economic benefits derived from improved execution.

     The Company provides a variety of services to its clients, all of which are focused on labor-intensive operational support functions. The Company's services to its airline clients include pre-departure screening, passenger profiling, cargo handling and a number of passenger services, such as baggage claim and check, aircraft clean and search, lost baggage delivery and replacement, sky cap, wheelchair assistance, escorting of unaccompanied minors, inter-gate cart services and frequent flyer lounge operation. Management believes, based on its knowledge of the industry, that the Company is the largest provider of pre-departure screening and passenger profiling services in the United States and Europe combined. The Company also provides commercial security and shuttle bus services and, as a result of a recent acquisition, staffing for warehouse "pick and pack" and light industrial functions. The Company believes that it is well-positioned to expand the operational support services it provides to its clients and to deliver additional services to its clients, such as order fulfillment and inbound call management functions.

     The Company believes that its national and international scale provides it with a significant advantage in competing for contracts from targeted clients, given market trends toward outsourced solutions and vendor consolidation. To demonstrate its ability to deliver quality services at lower cost, AHL is developing performance-based quality measurement systems to further differentiate itself in the contract staffing industry in which quality measurement has not been prevalent. The Company typically enters into multi-year agreements with clients under which the client pays an hourly rate for services performed.

     The Company has grown rapidly during the past five years as it has entered new markets on behalf of its clients and expanded its range of services. Revenues have grown from $82.6 million in 1992 to $210.2 million in 1996, a compound annual growth rate of 26.3%. The Company follows a disciplined model for growth, entering a new market only after it has signed a contract with a client to provide specific services in that market. Once an initial contract is awarded, the Company establishes an office and begins building management depth in that market. After establishing operations in a new market and demonstrating its ability to provide high quality services, the Company has successfully leveraged its local infrastructure by marketing additional services to its initial client and by providing services to additional clients in that region. The Company's field management and direct sales force market AHL's services to clients in their assigned regions, while senior executives concentrate on senior-level relationships and national account management.

     The key elements of the Company's growth strategy are to (i) continue to penetrate existing accounts, (ii) expand service offerings, (iii) obtain new clients and (iv) continue to seek strategic acquisitions. The Company believes that substantial opportunities exist in the United States as enterprises are increasingly outsourcing support functions which have traditionally been performed in-house, as well as in Europe, where the trends toward labor management outsourcing are less developed than in the United States. In addition, the Company believes that it is well-positioned to benefit if more stringent aviation security measures are implemented by the Federal Aviation Administration ("FAA").

                              RECENT DEVELOPMENTS

     Completed Acquisitions. In September 1997, AHL acquired Lloyd Creative Temporaries, Inc. ("Lloyd"), a Chicago-based company that provides staffing for warehouse "pick and pack" and light industrial (such as product assembly) functions, for approximately $5.0 million in cash plus contingent consideration (the "Lloyd Acquisition"). Lloyd had revenues for the twelve months prior to the acquisition of approximately $14.0 million. In May 1997, AHL acquired the commercial security business of New Jersey-based USA Security Services, Inc. ("USA Security") for approximately $2.6 million in cash (the "USA Security Acquisition"). USA Security had revenues for the twelve months prior to the acquisition of approximately $8.6 million. In May 1997, AHL acquired British Airways' executive aircraft services business at Heathrow Airport ("EAS") for approximately $2.8 million in cash plus contingent consideration (the "EAS Acquisition"). EAS provides ground handling and passenger services for executive aircraft and had revenues for the twelve months prior to the acquisition of approximately $2.4 million. All of these acquisitions have been accounted for under the purchase method of accounting.

     Potential Acquisition. In September 1997, the Company signed a letter of intent to purchase RightSide Up, Inc. ("RightSide Up"), a California-based company that provides order fulfillment and inbound call management services principally for clients in the entertainment industry, for $6.0 million in cash plus contingent consideration (the "RightSide Up Acquisition"). RightSide Up had revenues for the twelve months prior to execution of the letter of intent of approximately $6.4 million. The Company expects to execute a definitive purchase agreement following consummation of this offering. However, there can be no assurance that a definitive purchase agreement will be executed or that the acquisition will be consummated.

                                  THE OFFERING

Common Stock offered by the Company..........  2,700,000 shares
Common Stock to be outstanding after the
  offering...................................  13,553,430 shares(1)
Use of proceeds..............................  To repay outstanding indebtedness and for general corporate purposes, including working
                                               capital and possible acquisitions.
Nasdaq National Market symbol................  AHLS

---------------

(1) Excludes 1,099,500 shares of Common Stock reserved for issuance upon exercise of outstanding options with a weighted average exercise price of $10.21 per share. See "Management -- Employee Benefit Plans -- Stock Option Plan."

                 SUMMARY COMBINED FINANCIAL AND OPERATING DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

                                                                                    SIX MONTHS ENDED
                                     FISCAL YEAR ENDED DECEMBER 31,(1)                  JUNE 30,
                            ---------------------------------------------------    -------------------
                             1992       1993       1994       1995       1996       1996        1997
                            -------   --------   --------   --------   --------    -------    --------
STATEMENT OF OPERATIONS
 DATA:
  Revenues................  $82,576   $104,143   $123,234   $168,601   $210,153    $93,162    $124,194
  Operating income........    2,410      1,044      1,633      2,844      5,043      1,887       4,056
  Income before income
    taxes and
    extraordinary items...    2,089        540        755      2,355      3,618      1,415       3,480
  Income (loss) before
    extraordinary items...    1,444       (160)       128      1,438      2,171        849       2,105(2)
  Income per share before
    extraordinary items...                                                 0.25(3)    0.10(3)     0.21(2)
  Weighted average common
    and common equivalent
    shares................                                                8,557(3)   8,557(3)    9,895
OPERATING DATA (AT PERIOD
 END):
  Number of employees.....    3,972      5,714      7,334      9,954     12,980     10,085      13,590
  Number of offices.......       11         26         33         69         83         80          89

                                                                      JUNE 30, 1997
                                                              ------------------------------
                                                                                PRO FORMA
                                                                 ACTUAL       AS ADJUSTED(4)
                                                              ------------    --------------
BALANCE SHEET DATA:
  Working capital...........................................    $21,368          $ 56,137
  Total assets..............................................     62,908           103,188
  Long-term debt, net of current portion....................      7,808             1,935
  Shareholders' equity......................................     29,414            75,356

---------------

(1) The Company's fiscal year ends on the last Friday in December. Each of the fiscal years presented consists of 52 weeks, except that fiscal 1993 consists of 53 weeks.
(2) Excludes extraordinary items, net of taxes, of $385,000, or $0.04 per share, resulting from early extinguishment of debt. Including the extraordinary items, net income was $1,720,000 and net income per share was $0.17.
(3) Pro forma to give effect to the Reorganization (as hereinafter defined).
(4) Pro forma to give effect to the Lloyd Acquisition and adjusted to give effect to the sale of the 2,700,000 shares of Common Stock offered hereby (at an assumed public offering price of $18.25 per share) and application of the estimated net proceeds therefrom as described in "Use of Proceeds."

     As of February 1, 1997, all of the outstanding shares of common stock of Argenbright Holdings Limited ("Argenbright"), a holding company for U.S. operations, and The ADI Group Limited (together with its predecessors, "ADI"), a holding company for European operations, were contributed to AHL by Mr. Frank A. Argenbright, Jr., who founded both companies. As a result, Argenbright and ADI became wholly-owned subsidiaries of the Company. The Company's executive offices are located at 3353 Peachtree Road, NE, Atlanta, Georgia 30326 and its telephone number is (404) 267-2222.

                             ---------------------

     Unless the context otherwise requires, (i) the "Company" or "AHL" refers to AHL Services, Inc., including Argenbright and ADI and their predecessors and subsidiaries, (ii) all information in this Prospectus gives effect to the Reorganization (as hereinafter defined) and (iii) all information in this Prospectus assumes no exercise of the Underwriters' over-allotment options. The "Reorganization" refers to the transactions in which Mr. Argenbright contributed to the Company (i) the outstanding common stock of Argenbright and ADI, (ii) certain real estate, a portion of which was previously rented by the Company (with the Company assuming the related mortgage debt) and (iii) a note with a balance of $528,000 as of December 31, 1996 payable by the Company to Mr. Argenbright. All of the above transactions in the Reorganization were brought forward at historical values. See "Management -- Compensation Committee Interlocks and Insider Participation."

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of the Common Stock offered by this Prospectus. This Prospectus contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, with respect to the financial condition, results of operations and business of the Company, including statements under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." These forward-looking statements involve certain risks and uncertainties. No assurance can be given that any of such matters will be realized. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (i) competitive pressures in the contract staffing and outsourcing industries; (ii) management and integration of the operations of acquired businesses; (iii) the Company's business and growth strategies and (iv) general economic conditions.

     Reliance on Major Clients. The Company derives a significant portion of its revenues from relatively few clients. During fiscal 1996, Delta Air Lines, British Airways, United Airlines and Federal Express accounted for 23.1%, 12.6%, 11.3% and 4.2% of the Company's revenues, respectively, through an aggregate of 78 contracts and, together, represented 51.2% of the Company's revenues. During the six months ended June 30, 1997, United Airlines, Delta Air Lines, British Airways and Federal Express accounted for 20.4%, 17.7%, 11.7% and 4.0% of the Company's revenues, respectively, through an aggregate of 83 contracts and, together, represented 53.8% of the Company's revenues. During fiscal 1996 and the six months ended June 30, 1997, the Company's ten largest clients accounted for an aggregate of 61.2% and 64.0%, respectively, of the Company's revenues (excluding the terminated Florida transportation operations). The Company's contracts with its clients are generally terminable by either party upon 30 to 90 days notice, and these contracts expire at various times over the next several years. Accordingly, although the Company currently operates under multiple contracts with most of its major clients (including all of its airline clients), there can be no assurance that one or more of the Company's major clients will not terminate or decide not to renew one or more of its contracts with the Company or that any of the Company's clients will not seek to renegotiate its contracts at lower margins to the Company. The loss of one or more of the Company's major clients would have a material adverse effect on the Company. See "Business -- Services Provided -- Clients."

     Dependence on Aviation Industry. The Company's continued success is largely dependent on continuing demand for the Company's services from passenger airlines and cargo carriers. In fiscal 1996 and the six months ended June 30, 1997, approximately 63% and 71%, respectively, of the Company's revenues were derived from services provided to clients in the aviation industry. Additionally, the financial condition of the Company's airline clients is likely to have a material impact upon the nature and extent of the services which such airlines procure from the Company and other independent suppliers and the prices which such airlines will be willing to pay for such services. Consolidation in the airline industry may result in the Company losing contracts. The financial difficulties of airlines may result in their being forced to seek bankruptcy protection or cease operating, which could result in material uncollectible accounts receivable and a reduction in the Company's volume of business. The aviation industry historically has been highly cyclical, and a significant downturn in the aviation industry could have a material adverse effect on the Company's business. Although the volume of air travel throughout the world has experienced significant growth in the past ten years, there can be no assurance that such growth will continue. Because the Company's typical billing arrangements are based on the number of hours of service provided by the Company or flights serviced, a decrease in the level of air travel would have an adverse effect on the Company's business, results of operations and financial condition. See "Business -- Industry Overview."

     The Company intends to lessen its reliance on the aviation industry by seeking to expand its client base in other industries and strengthen developing relationships with its non-aviation clients.

However, there can be no assurance that these efforts will be successful or that the Company's services will be widely accepted outside the aviation industry. See "Business -- Services Provided."

     Risks Associated with Managing a Growing Business. The Company has rapidly expanded its operations in the past several years, and this growth has placed demands on its management, administrative, operating and financial resources. The planned continued growth of the Company's client base, the types of services offered and the geographic markets served can be expected to continue to place a significant strain on the Company's resources. The Company's future performance and profitability will depend in large part on its ability to attract and retain additional management and other key personnel, its ability to successfully implement enhancements to its management systems and its ability to adapt those systems, as necessary, to respond to changes in its business. See
"Business -- Growth Strategy", "-- Management Information Systems" and "Management."

     Risks Associated with Acquisition Strategy. An important element of the Company's growth strategy is to pursue acquisitions that increase density in the Company's existing markets, add geographic coverage to its existing business, add new complementary business lines or expand its client base. The Company has limited experience in making acquisitions, having completed only three acquisitions prior to its initial public offering, but the Company has recently embarked on a more aggressive acquisition program, completing three additional acquisitions since May 1997 and having an acquisition pending. There can be no assurance that the Company will be able to identify acceptable acquisition candidates or complete the acquisition of any identified candidates on terms favorable to the Company or in a timely manner. A substantial portion of the Company's capital resources, including a portion of the proceeds from this offering, could be used for these acquisitions. The Company may require additional debt or equity financings for future acquisitions, which may not be available on terms favorable to the Company, if at all. There is also no assurance that the Company will be able to successfully integrate any acquired business or new business line into the Company's business or that any acquired business or new business line will be able to be profitably operated by the Company. See "Business -- Acquisitions."

     Dependence on Labor Force. The contract staffing industry is labor intensive and is characterized by high rates of personnel turnover and periodic shortages of sufficient personnel in some markets. The Company may from time to time be required to increase the wages that it pays and the benefits that it provides in order to attract and retain a sufficient number of qualified employees. In addition, the Company may not be able to pass along to its clients any additional costs associated with an increase in the minimum wage. Some of the Company's security activities require highly trained employees. A higher turnover rate among the Company's employees would increase the Company's recruiting and training costs and may adversely affect productivity. If the Company were unable to recruit and retain a sufficient number of employees, it would be forced to limit its growth or possibly reduce the scope of its operations. There is intense competition for qualified personnel among contract staffing firms as well as other employers of large numbers of hourly workers located in the markets where the Company operates. There can be no assurance that the Company will be able to continue to hire and retain a sufficient number of qualified personnel in its markets or elsewhere to support its planned growth or existing operations. See "Business -- Workforce Management."

     Risks of Conducting International Operations. A substantial portion of the Company's revenues and earnings comes from its European operations. International operations and the provision of services in foreign markets are subject to a number of special risks, including currency exchange rate fluctuations, trade barriers, exchange controls, national and regional labor strikes, political risks and risks of increases in duties, taxes and governmental royalties, as well as changes in laws and policies governing operations of foreign-based companies. In addition, earnings of foreign subsidiaries and intercompany payments are subject to foreign income tax rules that may reduce cash flow available to meet required debt service and other obligations of the Company.

     A substantial amount of the Company's revenues are received, and operating costs are incurred, in foreign currencies, with a significant amount of operating income having been derived from operations in the United Kingdom. Because the Company's financial statements are presented in U.S. dollars, any significant fluctuations in the exchange rates between certain Western European currencies and the U.S. dollar will affect the Company's results of operations and financial condition. The Company does not currently engage in currency-hedging transactions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Liabilities for Client and Employee Actions and Other Claims. The Company is in the business of placing its employees in public facilities and the workplaces of other businesses. Attendant risks include possible claims by its clients' customers or employees of discrimination, harassment and negligence by the Company's employees and other similar claims. The Company is exposed to liability for the acts or negligence of its employees while on assignment that cause personal injury or damages, as well as claims of misuse of client proprietary information or theft of client property. As a provider of security services, the Company faces potential liability claims in the event of any terrorist attempt or other criminal activity which occurs on any airline or premises subject to the Company's security services. The Company has policies and guidelines in place to reduce its exposure to these risks, but a failure to follow these policies and guidelines may result in the payment by the Company of money damages or fines and adverse publicity. The Company maintains insurance coverage against certain of these risks, but there can be no assurance that insurance coverage will continue to be available on acceptable terms or that it will be adequate to cover any such liability. Any of these situations would have a material adverse effect on the Company's reputation, business, results of operations and financial condition. See "Business -- Risk Management and Safety."

     Employee-Related Costs and Claims Exposure. The Company is required to pay unemployment insurance premiums and workers' compensation benefits for its employees in the United States. Any increase in the cost of unemployment insurance or workers' compensation benefits could adversely affect the Company's profitability. The Company is self-insured for the first $250,000 of each workers' compensation and automobile or shuttle bus claim and, accordingly, establishes reserves for future claims and payments. There can be no assurance that the Company's actual future workers' compensation or liability claims will not exceed the amount of the Company's reserves. Furthermore, there can be no assurance that the Company will be able to pass along to its clients any increased costs related to unemployment and workers' compensation insurance. See "Business -- Risk Management and Safety."

     Impact of Trends Toward Outsourcing, Privatization and Preferred Vendor Contracts. Outsourcing by U.S. airlines of an increasing number of services not directly related to flight operations has increased significantly in the past several years, and the privatization of airport security and other services by Western European government agencies has recently begun. Although these trends have increased the demand for the Company's services, there can be no assurance that these trends will continue or not be reversed or that airlines will not decide to bring previously outsourced functions back in-house. In addition, the trend by airlines to select a limited number of preferred vendors to provide all or a large part of their required pre-departure screening and other services may not continue or, if it does continue, there can be no assurance that the Company will be selected as a preferred vendor to provide such services. Adverse developments with respect to any of these industry trends could have a material adverse effect on the business, results of operations and financial condition of the Company. See "Business -- Industry Overview."

     A significant element of the Company's growth strategy is to take advantage of the trends toward outsourcing by seeking contracts to provide labor-intensive operational support services for companies outside the aviation industry. To the extent these potential clients decide not to expand the range of services they outsource or decide to select vendors other than the Company to perform the outsourced services, the Company may be unsuccessful in executing this element of its growth strategy. See "Business -- Industry Overview" and "-- Growth Strategy."

     Fluctuations in Demand for the Company's Services. Demand for the types of security services provided by the Company is affected by the perceived threat of terrorist and other criminal activity in the world generally and, specifically, in the aviation industry. In addition, the Company's business is affected by determinations of government agencies that regulate aviation security (e.g., the FAA and the United Kingdom Department of Transport ("U.K. DOT")). Typically, demand for the Company's aviation security services rises after events involving or potentially involving terrorist activity and may thereafter decline as the threat is perceived to diminish. There can be no assurance that the Company will be able to manage fluctuations in the demand for its services successfully or that a decline in demand for the Company's services will not have a material adverse effect on the Company's business, results of operations or financial condition. See "Business -- Government Regulation."

     Failure to Meet Performance Requirements. The success of the Company will be dependent upon its ability to continue to meet the performance requirements set by its clients and the government agencies which regulate them. The Company is subject to random periodic testing by the FAA with regard to adherence to regulations relating to pre-departure screening and passenger profiling, hiring practices (including background checks, drug testing, training and individual employee file maintenance) and baggage handling, and by the U.K. DOT regarding regulations relating to passenger and baggage handling, aircraft security, document verification and employee background checks. Any failure to meet these performance standards or to pass these tests may result in the loss of a contract or the Company's license to perform services, either of which is likely to have a material adverse effect on the Company's reputation, business, results of operations and financial condition. See "Business -- Government Regulation."

     Loss of Required Licenses. In many airports in which the Company operates (including most of the major international airports in Western Europe), a license is required from the airport authority in order to perform services at the airport. Some airport authorities limit the number of licenses they issue. Although the Company currently has licenses to operate in several of the major international airports in Western Europe where licenses are required, the loss of, or failure to obtain, a license to operate in one or more airports is likely to result in the loss of, or the inability to compete for, a major contract. See "Business -- Government Regulation."

     Development of Alternative Services. The pre-departure screening services and passenger profiling services currently offered by the Company utilize a large number of personnel and, in certain markets, include the direct interviewing of each passenger boarding an aircraft. The development of technologies requiring less manpower or alternative passenger classification methodologies which are more effective or less expensive than the Company's current services would reduce demand for the Company's services. In particular, the costs associated with the performance of passenger profiling and its impact on passengers may serve as an incentive for airlines to seek the development of technological alternatives which would be more effective in detecting weapons and explosives and identifying terrorists. The Company is aware of ongoing efforts by certain airlines and the FAA to develop such alternatives and of various governmental authorities' endorsement of these initiatives. The development and implementation of such alternative systems could have a material adverse effect on the Company. See "Business -- Services Provided."

     Government Regulation. Aviation security matters affecting airports and passenger airlines are subject to extensive regulation by the FAA and foreign government agencies. Demand for the Company's pre-departure screening, passenger profiling, aviation security and various other services is significantly affected by applicable regulatory requirements and security directives issued by governmental authorities. There can be no assurance that applicable regulations will not be changed in a manner that would adversely affect the demand for the Company's services. For example, from time to time there have been proposals to shift responsibility for certain aviation security functions from the airlines to airport authorities or other governmental agencies and any such shift could reduce demand for the Company's services. Additionally, major U.S. airlines have considered the creation of a nationwide non-profit security corporation, funded by the airlines, to handle airport security. Any shift in responsibility for aviation security functions or any trend toward the relaxation of aviation security measures could have a material adverse effect on the Company's business, results of operations or financial condition. See "Business -- Government Regulation."

     Competition. The contract staffing industry is extremely competitive and highly fragmented, with limited barriers to entry. Companies within the contract staffing industry compete on the basis of the quality of service provided, their ability to provide national and international services, the range of services offered, as well as price. The Company competes in international, national, regional and local markets with outsourcing companies, specialized contract service providers and in-house organizations that provide services to potential clients and third parties. AHL's principal competitors include, in the aviation services industry, ICTS International N.V., Globe Aviation Securities Corporation and International Total Services, Inc. and, in the commercial security industry, Borg-Warner Security Corporation, Guardsmark, Inc. and The Wackenhut Corporation. The Company's warehouse "pick and pack," light industrial and shuttle bus services compete primarily with numerous local and regional companies as well as divisions of several major staffing companies. Certain of the Company's competitors and potential competitors have significantly greater financial resources and larger operations than the Company. The Company expects that the level of competition will remain high or increase in the future, and there can be no assurance that the Company will continue to compete successfully. See "Business -- Competition."

     Fluctuations in Quarterly Operating Results. The Company has experienced and expects to continue to experience quarterly variations in revenues and net income as a result of various factors, including the timing of commencement of new contracts, changes in its revenue mix, the timing of additional selling, general and administrative expenses to support new business and the seasonality of air travel. Since the Company's revenues are typically based on the number of hours of service provided by the Company or the number of flights serviced, decreases in air travel generally result in lower revenues for the Company. While the effects of seasonality on AHL's business often are obscured by the timing of the addition of new clients, the performance of new services for existing clients or the timing of acquisitions, the demand for aviation services tends to decline in the first and fourth fiscal quarters. Consequently, the Company's operating results may experience significant quarterly fluctuations. The Company's planned operating expenditures are based on revenue forecasts, and if revenues are below expectations in any given quarter, operating results are likely to be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results and Seasonality."

     Dependence on Key Personnel. The Company is highly dependent on the efforts of its senior management team, particularly Frank A. Argenbright, Jr., Chairman and Co-Chief Executive Officer; Edwin R. Mellett, Vice Chairman and Co-Chief Executive Officer; David L. Gamsey, Chief Financial Officer; Thomas J. Marano, President and Chief Operating Officer - Argenbright Holdings Limited; Ernest Patterson, Chief Executive - The ADI Group Limited and A. Trevor Warburton, Managing Director - The ADI Group Limited. The loss of the services of any of these individuals could have a material adverse effect on the Company. The Company has key-man life insurance only for Mr. Argenbright and has employment agreements with Messrs. Mellett, Gamsey, Marano, Patterson and Warburton. Mr. Mellett's employment agreement expires in December 2000, and the remaining U.S. employment agreements expire in December 2001. As the Company continues to grow, it will need to recruit and retain additional qualified management personnel, and there can be no assurance that it will be able to do so. See "Management."

     Control by Principal Shareholder. Immediately following this offering, Mr. Argenbright will beneficially own approximately 61.7% of the outstanding Common Stock (approximately 58.8% if the Underwriters' over-allotment option is exercised in full). As a result, Mr. Argenbright will continue to be able to elect the entire Board of Directors and to control the outcome of all other matters requiring shareholder approval. Such voting concentration may have the effect of delaying or preventing a change in control of the Company. See "Management" and "Principal and Selling Shareholders."

     Potential Volatility of Stock Price. The market price of the Common Stock may be volatile and be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of acquisitions or new services by the Company or its competitors, developments with respect to conditions and trends in the contract staffing industry or in the industries served by the Company, governmental regulation, changes in estimates by securities analysts of the Company's future financial performance, general market conditions and other factors. In addition, the stock markets have from time to time experienced significant price and volume fluctuations that have adversely affected the market prices of securities of companies for reasons often unrelated to their operating performance.

     Shares Eligible for Future Sale. Sales of substantial amounts of Common Stock in the public market after this offering could adversely affect the market price of the Common Stock. An aggregate of 8,353,430 shares of Common Stock, all of which are beneficially owned by Mr. Argenbright, are eligible for public sale pursuant to Rule 144 under the Securities Act of 1933 (the "Securities Act"). Mr. Argenbright, as well as all persons holding currently exercisable stock options, have agreed not to sell, offer for sale, or otherwise dispose of any Common Stock for a period of 90 days from the date of this Prospectus without the prior written consent of BT Alex. Brown Incorporated. In addition, the Company has registered the shares of Common Stock issuable pursuant to stock options and, prior to consummation of this offering, intends to register the shares of Common Stock issuable pursuant to an employee stock purchase plan that the Company recently adopted. As of September 30, 1997, outstanding options to purchase 240,125 shares were currently exercisable and options to purchase 859,375 shares become exercisable at various times between December 1997 and August 2001. See "Shares Eligible for Future Sale."

     Certain Anti-Takeover Provisions. The Company's Amended and Restated Articles of Incorporation and Bylaws provide for a five member Board of Directors to be elected to staggered one, two and three year terms and, thereafter, for successive three year terms. Additionally, directors may only be removed from office for cause upon a vote of 70% of the Common Stock outstanding. The Articles and Bylaws also provide that they may not be amended in certain respects except pursuant to the vote of 70% of the Common Stock outstanding. These provisions of the Articles of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. See "Description of Capital Stock."

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the 2,700,000 shares of Common Stock offered by it hereby (at an assumed offering price of $18.25 per share) are estimated to be approximately $45.9 million ($46.8 million if the overallotment option is exercised in full), after deducting underwriting discounts and commissions and offering expenses.

     The Company intends to use the net proceeds from the offering as follows:
(i) approximately $10.1 million to repay outstanding indebtedness, consisting of
(a) approximately $8.0 million outstanding under a revolving line of credit (the "Credit Facility") with First Union National Bank of Georgia ("First Union"), which matures in May 2000 and bears interest, at the Company's option, at the prime rate, the Federal Funds rate plus 50 basis points or LIBOR plus 150 basis points (approximately 7.12% as of June 30, 1997), which was incurred primarily to finance acquisitions, and (b) approximately $2.1 million outstanding under a mortgage loan with First Bank of Georgia, which matures in January 1999 and bears interest at 8.5%, and (ii) the balance for general corporate purposes, including working capital to support the Company's growth and possible acquisitions. The Company intends to use $6.0 million of the net proceeds from this offering for the RightSide Up Acquisition if it is consummated. Pending such uses, the Company intends to invest the net proceeds of this offering in investment-grade, short-term, interest-bearing securities.

                                DIVIDEND POLICY

     The Company has never paid any cash dividends on its Common Stock, and the Board of Directors currently intends to retain all earnings for use in the Company's business for the foreseeable future. The Company's credit facility with First Union prohibits the payment of dividends. Any future payment of dividends will depend upon the Company's results of operations, financial condition, cash requirements and other factors deemed relevant by the Board of Directors.

                          PRICE RANGE OF COMMON STOCK

     The Company completed its initial public offering on March 27, 1997 at $10.00 per share and, since that date, the Company's Common Stock has traded on the Nasdaq National Market under the symbol "AHLS." The following table sets forth the high and low closing sale prices per share for the Common Stock, for the periods indicated, as reported by the Nasdaq National Market.

                                                        HIGH       LOW
                                                        ----       ---
1997:
  First Quarter (from March 27, 1997)................  $10.75    $10.00
  Second Quarter.....................................   15.50      9.50
  Third Quarter......................................   19.50     15.125
  Fourth Quarter (through October 6, 1997)...........   18.25     18.125

     On October 6, 1997, the last sale price of the Common Stock as reported on the Nasdaq National Market was $18.25 per share and there were 12 holders of record of the Common Stock.

                                 CAPITALIZATION

     The following table sets forth the short-term debt and capitalization of the Company as of June 30, 1997 (i) on a historical basis, (ii) on a pro forma basis to give effect to the Lloyd Acquisition and (iii) as adjusted to reflect receipt of the net proceeds from the sale of the 2,700,000 shares of Common Stock pursuant to this offering (at an assumed offering price of $18.25 per share):

                                                               JUNE 30, 1997
                                                    ------------------------------------
                                                                              PRO FORMA
                                                    ACTUAL    PRO FORMA(1)   AS ADJUSTED
                                                    -------   ------------   -----------
                                                               (IN THOUSANDS)
Current portion of long-term debt.................  $   725     $   725        $   636
                                                    =======     =======        =======
Long-term debt, net of current portion:
  Credit facility.................................  $ 3,842     $ 8,842        $    --
  Mortgage debt(2)................................    2,237       2,237            206
  Equipment financing and other...................    1,729       1,729          1,729
                                                    -------     -------        -------
          Total long-term debt....................    7,808      12,808          1,935
                                                    -------     -------        -------
Shareholders' equity:
  Preferred Stock: no par value; 5,000,000 shares
     authorized; none issued or outstanding.......       --          --             --
  Common Stock: $.01 par value; 50,000,000 shares
     authorized; 10,853,430 shares issued and
     outstanding actual and pro forma; 13,553,430
     shares issued and outstanding pro forma as
     adjusted.....................................      109         109            136
  Paid in capital.................................   21,978      21,978         67,893
  Cumulative translation adjustment...............       71          71             71
  Retained earnings...............................    7,256       7,256          7,256
                                                    -------     -------        -------
          Total shareholders' equity..............   29,414      29,414         75,356
                                                    -------     -------        -------
               Total capitalization...............  $37,222     $42,222        $77,291
                                                    =======     =======        =======

---------------

(1) Does not include the RightSide Up Acquisition, for which a definitive agreement has not yet been executed.
(2) Consists of mortgage debt on the real estate contributed to the Company by Mr. Argenbright in the Reorganization. See "Management -- Compensation Committee Interlocks and Insider Participation."

                 SELECTED COMBINED FINANCIAL AND OPERATING DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

     The following selected financial and operating data of the Company are qualified by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Combined Financial Statements and Notes thereto included elsewhere in this Prospectus. The selected financial data presented below as of and for each of the fiscal years in the four-year period ended December 31, 1996 have been derived from the Company's financial statements which have been audited by Arthur Andersen LLP, independent accountants. The selected financial data for the fiscal year ended December 31, 1992 and the six months ended June 30, 1996 and 1997 have been derived from the Company's unaudited financial statements, which have been prepared on the same basis as the audited financial statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods.

                                                                                                   SIX MONTHS ENDED
                                                     FISCAL YEAR ENDED DECEMBER 31,(1)                 JUNE 30,
                                            ---------------------------------------------------   ------------------
                                             1992       1993       1994       1995       1996      1996       1997
                                            -------   --------   --------   --------   --------   -------   --------
STATEMENT OF OPERATIONS DATA:
  Revenues................................  $82,576   $104,143   $123,234   $168,601   $210,153   $93,162   $124,194
  Operating expenses:
    Cost of services......................   59,805     78,019     91,873    124,491    155,926    68,883     92,769
    Field operating.......................   13,552     18,284     20,931     30,328     37,492    16,680     20,266
    Corporate general and
      administrative......................    6,809      6,796      8,797     10,938     11,692     5,712      7,103
                                            -------   --------   --------   --------   --------   -------   --------
         Operating income.................    2,410      1,044      1,633      2,844      5,043     1,887      4,056
  Interest expense, net...................      429        593        904      1,309      1,726       610        818
  Other income, net.......................     (108)       (89)       (26)      (820)      (301)     (138)      (242)
                                            -------   --------   --------   --------   --------   -------   --------
         Income before income taxes and
           extraordinary items............    2,089        540        755      2,355      3,618     1,415      3,480
  Income tax provision(2).................      645        700        627        917      1,447       566      1,375
                                            -------   --------   --------   --------   --------   -------   --------
         Income (loss) before
           extraordinary items............    1,444       (160)       128      1,438      2,171       849      2,105
  Extraordinary items, net of taxes(3)....       --         --         --         --         --        --       (385)
                                            -------   --------   --------   --------   --------   -------   --------
         Net income (loss)................  $ 1,444   $   (160)  $    128   $  1,438   $  2,171   $   849   $  1,720
                                            =======   ========   ========   ========   ========   =======   ========
  Net income per share....................                                             $   0.25(4) $ 0.10(4) $  0.17(5)
                                                                                       ========   =======   ========
  Weighted average common and common
    equivalent shares.....................                                                8,557(4)  8,557(4)   9,895
                                                                                       ========   =======   ========
OPERATING DATA (AT PERIOD END):
  Number of employees.....................    3,972      5,714      7,334      9,954     12,980    10,085     13,590
  Number of offices.......................       11         26         33         69         83        80         89

                                                                         DECEMBER 31,
                                                      ---------------------------------------------------   JUNE 30,
                                                       1992       1993       1994       1995       1996       1997
                                                      -------   --------   --------   --------   --------   --------
BALANCE SHEET DATA:
  Working capital...................................  $ 1,898   $  4,341   $   (763)  $ 13,216   $ 17,353   $21,368
  Total assets......................................   11,426     21,036     29,094     40,687     51,953    62,908
  Long-term debt, net of current portion(6).........    2,446      7,281      1,437     14,609     19,706     7,808
  Shareholder's equity..............................    2,443      2,123      2,252      3,577      5,409    29,414

---------------

(1) The Company's fiscal year ends on the last Friday in December. Each of the fiscal years presented consists of 52 weeks except that fiscal 1993 consists of 53 weeks.
(2) The income tax provision for 1993 and 1994 was negatively impacted by the significance of non-deductible expenses relative to income before income taxes.
(3) In the second quarter of 1997, the Company recorded extraordinary items resulting from the early extinguishment of debt.
(4) Pro forma to give effect to the Reorganization.
(5) Excluding the extraordinary items, net income would have been $0.21 per share.
(6) Includes a note payable to shareholder in the amount of $650,000 and $528,000 at December 31, 1995 and 1996, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     AHL provides contract staffing and management of its clients' labor-intensive operational support functions on an outsourced basis throughout the United States and Europe. Through its 62 offices in the United States and 27 offices in seven European countries, AHL is able to service the multinational outsourcing needs of its largely Fortune 1000 client base. The Company currently has approximately 500 contracts to provide services and has established long-term relationships with its largest clients, providing the Company with a significant source of predictable recurring revenues. Revenues have grown from $82.6 million in 1992 to $210.2 million in 1996, a compound annual growth rate of 26.3%. Frank A. Argenbright, Jr., the Company's Chairman and Co-Chief Executive Officer, founded the Company in 1979. As of February 1, 1997, all of the outstanding shares of common stock of Argenbright, a holding company for U.S. operations, and ADI, a holding company for European operations, were contributed to AHL by Mr. Argenbright. As a result, Argenbright and ADI became wholly-owned subsidiaries of the Company.

     Since 1992, the Company has completed six acquisitions, all of which have been accounted for under the purchase method of accounting. In March 1992, Mr. Argenbright acquired a portion of the passenger services operation of British Airways at Heathrow Airport. This passenger services operation had revenues in the first twelve months of operations of approximately $18.0 million. The Company has used ADI as a platform to expand its operations in Europe. In August 1993, ADI acquired Express Baggage Reclaim Services Limited, a provider of lost baggage delivery and replacement services in the United Kingdom, with revenues of approximately $1.8 million for the twelve months prior to the acquisition. In July 1996, the Company acquired Intersec, a provider of commercial and governmental security services in the mid-Atlantic region of the United States, with revenues of approximately $10.0 million for the twelve months prior to the acquisition (the "Intersec Acquisition"). In the second quarter of 1997, the Company recorded a non-recurring after-tax charge of $385,000 as a result of the early extinguishment of debt incurred to finance the Intersec Acquisition.

     Since its initial public offering in March 1997, the Company has completed three additional acquisitions. In September 1997, AHL acquired Lloyd, a Chicago-based company that provides staffing for warehouse "pick and pack" and light industrial functions, with revenues for the twelve months prior to the acquisition of approximately $14.0 million. In May 1997, AHL acquired the commercial security business of New Jersey-based USA Security, with revenues for the twelve months prior to the acquisition of approximately $8.6 million. In May 1997, AHL acquired EAS, an operation of British Airways at London's Heathrow Airport. EAS provides ground handling and passenger services for executive aircraft with revenues for the twelve months prior to the acquisition of approximately $2.4 million. These acquisitions were financed with borrowings under the Credit Facility.

     The Company's services are primarily provided under contracts, typically having terms of one to five years, which provide the Company with a significant source of predictable recurring revenues. Although the terms of the Company's contracts vary significantly, clients generally agree that the Company will provide a stated service level and agree to pay an hourly rate for services provided. Certain of the Company's clients, especially in the cargo services area, are billed a fixed dollar amount per month for services performed. Under some contracts, the Company is entitled to rate increases when there are increases in the Federal minimum wage although most of the Company's employees are paid at rates in excess of the Federal minimum wage.

     The Company recognizes revenues as services are performed. A substantial amount of the Company's revenues are received, and operating costs are incurred, in foreign currencies (primarily the British Pound and the German Deutsche
Mark), with a significant amount of operating income having been derived from operations in the United Kingdom. The denomination of foreign subsidiaries' account balances in their local currency exposes the Company to certain foreign exchange rate risks. The Company addresses the exposure by financing most working capital needs in the applicable foreign currencies. The Company does not engage in other purchased hedging transactions to reduce any remaining exposure to fluctuations in foreign currency exchange rates. However, management does not believe the remaining risks to be significant.

     In the fall of 1996, the Company made the decision to terminate the paratransit and municipal bus services offered by its transportation subsidiary in Florida. The Company incurred nonrecurring pre-tax losses (including termination costs) associated with these operations aggregating $665,000 in 1996.

RESULTS OF OPERATIONS

     The following table sets forth Statement of Operations data as a percentage of revenues for the periods indicated:

                                      FISCAL YEARS ENDED        SIX MONTHS
                                       DECEMBER 31,(1)        ENDED JUNE 30,
                                   ------------------------   ---------------
                                    1994     1995     1996     1996     1997
                                   ------   ------   ------   ------   ------
Revenues.........................   100.0%   100.0%   100.0%   100.0%   100.0%
Operating expenses:
  Cost of services...............    74.6     73.8     74.2     73.9     74.7
  Field operating................    17.0     18.0     17.8     17.9     16.3
  Corporate general and
     administrative..............     7.1      6.5      5.6      6.1      5.7
                                   ------   ------   ------   ------   ------
     Operating income............     1.3      1.7      2.4      2.1      3.3
Interest expense, net............     0.7      0.8      0.8      0.7      0.7
Other income, net................      --     (0.5)    (0.1)    (0.1)    (0.2)
                                   ------   ------   ------   ------   ------
     Income before income taxes
       and extraordinary items...     0.6      1.4      1.7      1.5      2.8
Income tax provision (2).........     0.5      0.5      0.7      0.6      1.1
                                   ------   ------   ------   ------   ------
     Income before extraordinary
       items.....................     0.1      0.9      1.0      0.9      1.7
Extraordinary items, net of
  taxes..........................      --       --       --       --     (0.3)
                                   ------   ------   ------   ------   ------
     Net income..................     0.1%     0.9%     1.0%     0.9%     1.4%
                                   ======   ======   ======   ======   ======

---------------

(1) The Company's fiscal year ends on the last Friday in December. Each of the fiscal years presented consists of 52 weeks.
(2) The income tax provision for 1994 was negatively impacted by non-deductible expenses relative to income before income taxes.

SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

     Revenues. Revenues increased $31.0 million, or 33.3%, to $124.2 million in the six months ended June 30, 1997 from $93.2 million in the six months ended June 30, 1996. Of this increase, approximately $6.3 million was attributable to the Intersec Acquisition, which was completed in July 1996, and $1.2 million was attributable to the USA Security Acquisition and the EAS Acquisition, both of which were completed in May 1997. The remaining increase was the result of entering into contracts to provide services to new clients and providing additional services to existing clients.

     Cost of Services. Cost of services represents the direct costs attributable to a specific contract, predominantly wages and related benefits, as well as certain related expenses such as workers' compensation and other direct labor related expenses. Cost of services increased $23.9 million, or 34.7%, to $92.8 million in the six months ended June 30, 1997 from $68.9 million in the six months ended June 30, 1996. As a percentage of revenues, cost of services increased to 74.7% in the six months ended June 30, 1997 from 73.9% in the six months ended June 30, 1996. This percentage increase was primarily attributable to a change in business mix due to the termination in 1996 of the Company's Florida transportation operations which had a high gross margin but generated operating losses.

     Field Operating Expenses. Field operating expenses represent expenses which directly support field operations, such as each district's management, facilities expenses (such as rent, communication costs and taxes), employee uniforms, equipment leasing, depreciation and maintenance, local sales and marketing activities and acquisition-related goodwill. These expenses increased $3.6 million, or 21.5%, to $20.3 million in the six months ended June 30, 1997 from $16.7 million in the six months ended June 30, 1996. As a percentage of revenues, field operating expenses decreased to 16.3% in the six months ended June 30, 1997 from 17.9% in the six months ended June 30, 1996. This percentage decrease was primarily attributable to the termination of the Company's Florida transportation operations, which had significant field operating expenses, and to better leveraging of existing field operations.

     Corporate General and Administrative Expenses. Corporate general and administrative expenses include the cost of services the Company provides to support and manage its field activities. These expenses, which include corporate management, accounting and payroll, general administration, human resources management, professional fees, headquarters occupancy, marketing and management information services, increased $1.4 million, or 24.4%, to $7.1 million in the six months ended June 30, 1997 from $5.7 million in the six months ended June 30, 1996. As a percentage of revenues, these expenses decreased to 5.7% in the six months ended June 30, 1997 from 6.1% in the six months ended June 30, 1996. This percentage decrease was primarily due to the Company's ability to increase revenues without a commensurate increase in corporate expenses.

     Operating Income. Operating income increased $2.2 million, or 114.9%, to $4.1 million in the six months ended June 30, 1997 from $1.9 million in the six months ended June 30, 1996. As a percentage of revenues, operating income improved to 3.3% in the six months ended June 30, 1997 from 2.0% in the six months ended June 30, 1996.

     Interest Expense, Net. Interest expense, net, increased $208,000, or 34.1%, to $818,000 in the six months ended June 30, 1997 from $610,000 in the six months ended June 30, 1996. Interest expense for the six months ended June 30, 1997 increased primarily due to the inclusion of interest and amortization of debt discount associated with the Intersec Acquisition.

     Income Before Extraordinary Items. Income before extraordinary items for the six months ended June 30, 1997 increased $1.3 million, or 147.9%, to $2.1 million from $849,000 for the six months ended June 30, 1996. The Company expensed extraordinary items during the second quarter of 1997 of $385,000, net of taxes of $257,000. The extraordinary items consisted of the write-off of unamortized loan origination costs and debt discount.

     Net Income. Net income increased $871,000, or 103%, to $1.7 million, or 1.4% of revenues, in the six months ended June 30, 1997 from $849,000, or 0.9% of revenues, in the six months ended June 30, 1996. The Company's effective income tax rate was approximately 40.0%.

FISCAL 1996 COMPARED TO FISCAL 1995

     Revenues. Revenues increased $41.6 million, or 24.6%, to $210.2 million in fiscal 1996 from $168.6 million in fiscal 1995. Of this increase, approximately $26.2 million was attributable to higher revenues from existing clients, approximately $9.1 million to services initiated for new clients and $6.3 million to the Intersec Acquisition. Revenues from existing clients increased 15.5% in fiscal 1996 over fiscal 1995 primarily as a result of providing additional services and expanding into new markets with these clients.

     Cost of Services. Cost of services increased $31.4 million, or 25.3%, to $155.9 million in fiscal 1996 from $124.5 million in fiscal 1995. As a percentage of revenues, cost of services increased to 74.2% in fiscal 1996 from 73.8% in fiscal 1995. This percentage increase was primarily attributable to lower gross margins on the terminated Florida transportation operations and operating inefficiencies associated with a contract in Detroit which began in April 1996. The Company believes based on subsequent operating results that it has corrected these inefficiencies through a change in management at the Detroit location and increases in rates paid to the Company with respect to this Detroit contract.

     Field Operating Expenses. Field operating expenses increased $7.2 million, or 23.6%, to $37.5 million in fiscal 1996 from $30.3 million in fiscal 1995, primarily as a result of administrative staff, systems and facilities expenses for new operations in Chicago, Cincinnati, San Francisco, Los Angeles and Seattle opened during fiscal 1996. As a percentage of revenues, these expenses decreased to 17.8% in fiscal 1996 from 18.0% in fiscal 1995.

     Corporate General and Administrative Expenses. Corporate general and administrative expenses increased $754,000, or 6.9%, to $11.7 million in fiscal 1996 from $10.9 million in fiscal 1995. As a percentage of revenues, these expenses decreased to 5.6% in fiscal 1996 from 6.5% in fiscal 1995. This percentage decrease was primarily due to the Company's ability to increase revenues without a commensurate increase in corporate expenses.

     Operating Income. Operating income increased $2.2 million, or 77.3%, to $5.0 million in fiscal 1996 from $2.8 million in fiscal 1995. As a percentage of revenues, operating income improved to 2.4% in fiscal 1996 from 1.7% in fiscal 1995.

     Interest Expense, Net. Net interest expense increased $417,000 to $1.7 million in fiscal 1996 from $1.3 million in fiscal 1995. This was the result of approximately $4.7 million of additional indebtedness incurred in connection with the Intersec Acquisition in July 1996 and higher borrowings under the Company's revolving line of credit.

     Other Income, Net. Other income, net decreased $519,000 to $301,000 in fiscal 1996 from $820,000 in fiscal 1995. This decrease was primarily due to the non-recurring collection of notes received in the sale of the Company's drug testing subsidiary in October 1995. See Note 3 of the Notes to the Company's Combined Financial Statements.

     Net Income. Net income increased $733,000, or 51.0%, to $2.2 million, or 1.0% of revenues, in fiscal 1996 from net income of $1.4 million, or 0.9% of revenues, in fiscal 1995. The Company's effective income tax rate was approximately 40.0% for fiscal 1996 compared to 38.9% in fiscal 1995.

FISCAL 1995 COMPARED TO FISCAL 1994

     Revenues. Revenues increased $45.4 million, or 36.8%, to $168.6 million in fiscal 1995 from $123.2 million in fiscal 1994. Of this increase, approximately $37.1 million was attributable to higher revenues from existing clients and approximately $8.3 million to services initiated for new clients. Revenues from existing clients increased 30.1% in fiscal 1995 over fiscal 1994 primarily as a result of providing additional services and expanding into new markets with these clients.

     Cost of Services. Cost of services increased $32.6 million, or 35.5%, to $124.5 million in fiscal 1995 from $91.9 million in fiscal 1994. As a percentage of revenues, cost of services decreased to 73.8% in fiscal 1995 from 74.6% in fiscal 1994. The percentage decrease was primarily attributable to improved scheduling which reduced the amount of non-billable overtime and lower workers' compensation claims.

     Field Operating Expenses. Field operating expenses increased $9.4 million, or 44.9%, to $30.3 million in fiscal 1995 from $20.9 million in fiscal 1994 primarily as a result of increased expenses attributable to expanded operations, including entering the Denver and Frankfurt markets, and an increase in the size of the field sales force from six to 11 people. As a percentage of revenues, these expenses increased to 18.0% in fiscal 1995 from 17.0% in fiscal 1994. This percentage increase was primarily attributable to significantly higher maintenance cost associated with the paratransit and municipal bus services in Florida (terminated in 1996), increased expenses attributable to expanded operations and the increase in the size of the field sales force.

     Corporate General and Administrative Expenses. Corporate general and administrative expenses increased $2.1 million, or 24.3%, to $10.9 million in fiscal 1995 from $8.8 million in fiscal 1994 primarily due to continuing additions to the Company's senior management team. As a percentage of revenues, these expenses decreased to 6.5% in fiscal 1995 from 7.1% in fiscal 1994. This percentage decrease was attributable to the Company's ability to increase revenues without a commensurate increase in corporate expenses.

     Operating Income. Operating income increased $1.2 million, or 74.2%, to $2.8 million in fiscal 1995 from $1.6 million in fiscal 1994. As a percentage of revenues, operating income improved to 1.7% in fiscal 1995 from 1.3% in fiscal 1994.

     Interest Expense, Net. Net interest expense increased to $1.3 million in fiscal 1995 from $904,000 in fiscal 1994. This increase was attributable to higher borrowings under the Company's credit facility.

     Other Income, Net. Other income, net increased $794,000 to $820,000 in fiscal 1995 from $26,000 in fiscal 1994. This increase was attributable to receipt of the cash portion of the sale price for the Company's drug testing subsidiary in October 1995, net of associated disposition costs.

     Net Income. Net income increased $1.3 million to $1.4 million in fiscal 1995 from $128,000 in fiscal 1994. As a percentage of revenues, net income increased to 0.9% in fiscal 1995 from 0.1% in fiscal 1994. The Company's effective tax rate was approximately 38.9% in fiscal 1995 compared to 83.0% in fiscal 1994, resulting from decreases in nondeductible expenses relative to income before income taxes. The Company's effective tax rate subsequent to 1994 has more closely approximated statutory rates.

QUARTERLY RESULTS AND SEASONALITY

     The following table sets forth statement of operations data for the second two quarters of fiscal 1995, each of the four quarters of fiscal 1996 and the first two quarters of fiscal 1997. This quarterly information is unaudited but has been prepared on a basis consistent with the Company's audited financial statements presented elsewhere herein and, in the Company's opinion, includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                QUARTER ENDED
                                        -------------------------------------------------------------
                                        SEPTEMBER 30,   DECEMBER 31,      MARCH 31,       JUNE 30,
                                            1996            1996            1997            1997
                                        -------------   -------------   -------------   -------------
                                                               (IN THOUSANDS)
Revenues..............................     $57,320         $59,671         $60,424         $63,770
Operating expenses:
  Cost of services....................      42,453          44,590          45,428          47,341
  Field operating.....................      10,193          10,619           9,923          10,343
  Corporate general and
     administrative...................       2,708           3,272           3,435           3,668
                                           -------         -------         -------         -------
     Operating income.................       1,966           1,190           1,638           2,418
Interest expense, net.................         549             567             648             170
Other income, net.....................         (81)            (82)            (88)           (154)
                                           -------         -------         -------         -------
     Income before income taxes and
       extraordinary items............       1,498             705           1,078           2,402
Income tax provision..................         599             282             427             948
                                           -------         -------         -------         -------
     Income before extraordinary
       items..........................         899             423             651           1,454
Extraordinary items, net of taxes.....          --              --              --            (385)
                                           -------         -------         -------         -------
     Net income.......................     $   899         $   423         $   651         $ 1,069
                                           =======         =======         =======         =======

                                                                QUARTER ENDED
                                        -------------------------------------------------------------
                                        SEPTEMBER 30,   DECEMBER 31,      MARCH 31,       JUNE 30,
                                            1995            1995            1996            1996
                                        -------------   -------------   -------------   -------------
                                                               (IN THOUSANDS)
Revenues..............................     $43,625         $45,482         $45,519         $47,643
Operating expenses:
  Cost of services....................      31,858          33,798          33,541          35,342
  Field operating.....................       8,131           8,195           8,253           8,427
  Corporate general and
     administrative...................       2,736           2,995           2,864           2,848
                                           -------         -------         -------         -------
     Operating income.................         900             494             861           1,026
Interest expense, net.................         370             441             309             301
Other income, net.....................         (10)           (785)            (57)            (81)
                                           -------         -------         -------         -------
     Income before income taxes.......         540             838             609             806
Income tax provision..................         210             326             244             322
                                           -------         -------         -------         -------
     Net income.......................     $   330         $   512         $   365         $   484
                                           =======         =======         =======         =======

     The Company's contracts at airports with large volumes of international passengers (such as New York -- Kennedy and London -- Heathrow) result in an increase in staffing for certain passenger services during periods of higher air travel, typically in the summer. The Company's contracts at airports with fewer international passengers generally require more constant staffing throughout the year. Therefore, the Company has experienced, and expects to continue to experience, quarterly variations in its results of operations principally as a result of the seasonality of air travel primarily to and from Europe. While the effects of seasonality on AHL's business often are obscured by the timing of the addition of new clients and the commencement of new services for existing clients, the Company's operating income tends to be lower in the first and fourth quarters of the fiscal year and highest in the third quarter of the fiscal year. Additionally, the Company's operating margin tends to be lower in the fourth quarter because of the occurrence of holidays during which the Company pays overtime wages to employees. Under certain of the Company's contracts, the Company is not entitled to recoup the cost of these overtime wages.

LIQUIDITY AND CAPITAL RESOURCES

     To support its rapid growth, AHL has historically relied on borrowings under its bank revolving credit facility. In May 1997, the Company entered into a three-year, $35.0 million revolving bank line of credit (of which $10.0 million is available in foreign currencies) (the "Credit Facility") to replace the Company's prior $25.0 million revolving credit facility. The material terms of the Credit Facility are described herein. The interest rate was reduced from the prime rate or LIBOR plus 250 basis points (280 basis points for the European operations) to the prime rate, the Federal Funds rate plus 50 basis points or LIBOR plus 150 basis points (approximately 7.12% as of June 30, 1997). The Credit Facility is collateralized by substantially all of the Company's assets. In addition, the Credit Facility is subject to certain restrictive covenants. As of June 30, 1997, there was approximately $3.8 million outstanding under the Credit Facility. The Company will repay all amounts outstanding under the Credit Facility from the proceeds of this offering.

     Cash provided by operating activities was $1.7 million for the six months ended June 30, 1997 compared to $3.1 million for the six months ended June 30, 1996. This decrease was the result of the increase of $2.5 million in net income before depreciation and amortization and extraordinary items offset by $3.9 million of changes in working capital due to increases in accounts receivable as a result of the increase in revenues and the timing of payments of accounts payable and accrued expenses. Cash used in investing activities for the six months ended June 30, 1997 was $6.8 million compared to $470,000 for the six months ended June 30, 1996. This was principally the result of the USA Security Acquisition and the EAS Acquisition, both of which were completed in May 1997. Cash provided by financing activities for the six months ended June 30, 1997 was $6.6 million compared to the use of cash of $3.1 million for the six months ended June 30, 1996. The increase in cash in the six months ended June 30, 1997 was principally the result of proceeds from the initial public offering in March 1997, net of expenses, of $22.0 million offset by net payments of debt of $16.0 million. The use of cash in the six months ended June 30, 1996 was principally the result of repayments under the Company's credit facility.

     Cash provided by operating activities was $1.2 million for the year ended December 31, 1996. This was the result of $6.3 million of net income before depreciation and amortization and other non-cash charges offset by $5.1 million of changes in operating assets, primarily accounts receivable, offset by accrued salaries and related benefits payable. These changes were consistent with the Company's higher volume of business. Cash used in investing activities for the year ended December 31, 1996 was $4.0 million, principally as a result of the Intersec Acquisition made in July 1996. Cash provided by financing activities for the year ended December 31, 1996 was $3.3 million, principally representing increases in borrowings under the Company's credit facility and issuance of the subordinated notes associated with the Intersec Acquisition.

     Cash used in operating activities was $3.5 million in fiscal 1995. This was the result of $4.5 million of net income before depreciation and amortization and other non-cash charges offset by $8.0 million of changes in operating assets and liabilities. Cash used in investing activities for fiscal 1995 was $1.6 million, primarily related to the purchase of $2.6 million of management information systems upgrades and shuttle buses offset by $1.0 million from the proceeds from the sale of the Company's drug testing subsidiary. Cash provided by financing activities for fiscal 1995 of $5.1 million resulted primarily from the refinancing of, and net borrowings under, the previous bank line of credit and term debt.

     Cash provided by operating activities was $132,000 in fiscal 1994. This was the result of $2.2 million of net income before depreciation and amortization and other non-cash charges offset by

$2.1 million of changes in operating assets and liabilities. Cash used in investing activities for fiscal 1994 was $1.2 million, primarily related to the purchase of management information systems upgrades and shuttle buses. Cash provided by financing activities of $1.1 million resulted primarily from borrowings under the Company's previous bank line of credit.

     Capital expenditures were $2.0 million, $2.6 million and $1.3 million in fiscal 1996, 1995 and 1994, respectively, and $1.0 million and $551,000 for the six months ended June 30, 1997 and 1996, respectively. Historically, capital expenditures have been, and future expenditures are anticipated to be, primarily to support expansion of the Company's operations and management information systems. The Company's capital expenditures over the next several years, as a percentage of its revenues, are expected to be generally consistent with those of the past three fiscal years.

     The Company completed its initial public offering of Common Stock in March 1997, raising net proceeds of approximately $22.0 million. These proceeds were used to repay all outstanding amounts under the Company's credit facility, to repurchase an outstanding warrant and to retire other outstanding acquisition-related debt.

     The Company believes that any funds generated from operations, together with existing cash, the net proceeds of this offering and borrowings under the Credit Facility, will be sufficient to finance its current operations, planned capital expenditure requirements, additional acquisitions and internal growth for at least the next several years. The Company has an executed letter of intent with respect to the RightSide Up Acquisition. If the Company were to make a significant acquisition for cash, it may be necessary for the Company to obtain additional debt or equity financing.

INFLATION

     The Company does not believe that inflation has had a material effect on its results of operations in recent years. However, there can be no assurance that the Company's business will not be affected by inflation in the future.

                                    BUSINESS

     AHL provides contract staffing and management of its clients' labor-intensive operational support functions on an outsourced basis throughout the United States and Europe. The Company's core competencies include recruiting, hiring, training, motivating and managing the large numbers of personnel required to provide many of the support services needed by its clients while incorporating quality systems and cost efficiency in its operations. Founded in 1979, the Company is a leader in providing pre-departure screening, passenger profiling and other passenger services to the aviation industry and, increasingly, provides services to other large corporations, including Federal Express, America Online, Georgia Power, BellSouth, Nike and Motorola. Through its 62 offices in the United States and 27 offices in seven European countries, AHL is able to service the multinational outsourcing needs of its largely Fortune 1000 client base. The Company currently has approximately 500 contracts to provide services and has established long-term relationships with its largest clients, providing the Company with a significant source of predictable recurring revenues. The Company intends to take advantage of market trends toward contract staffing and become the preferred provider of outsourced labor management solutions for its clients by leveraging its core competencies, international scale, reputation for quality, performance-based quality measurement systems, management depth and senior-level relationships with its key clients. To capitalize on these market trends and to enter new complementary business lines, the Company has completed three acquisitions since its initial public offering in March 1997 and has an acquisition pending.

INDUSTRY OVERVIEW

     Many corporations and other institutions need to recruit, hire, train, motivate and manage large numbers of personnel to handle non-core functions, in labor environments often characterized by relatively low pay and high turnover rates. Enterprises incur considerable expense and invest substantial amounts of management time in managing this process. These enterprises are increasingly contracting with specialized third party providers to better ensure long-term labor availability for support functions. Contract staffing providers often are able to provide higher quality services at a lower cost than these enterprises are able to do themselves. Outsourcing these functions shifts employment costs and risks, such as workers' compensation, recruitment and turnover costs and changes in labor regulations, to outside vendors and allows enterprises to reduce the administrative overhead and time necessary to properly manage non-core functions.

     The nature of the contract staffing industry is changing. As enterprises centralize purchasing decisions and seek to reduce the number of vendors with whom they do business, the ability of providers to offer national account capability and national and international coverage is growing in importance. Large enterprises are increasingly seeking partnering opportunities whereby the third party provider, in addition to providing on-site management of staff, assumes responsibility for a particular function, including designing and implementing a solution for its client and shares in the economic benefits derived from improved execution of the function. These trends, as well as the increasing need for capital and management depth for growth, are creating consolidation opportunities in the highly fragmented contract staffing industry.

     While the aviation industry has historically outsourced certain functions, such as food service, fueling and pre-departure screening, aviation companies are increasingly outsourcing operational support functions not directly related to flight operations. Functions which are increasingly being outsourced include passenger profiling, baggage claim and check, sky cap, cargo and baggage handling, aircraft clean and search, frequent flyer lounge operation, ramp services, wheelchair assistance, shuttle bus, inter-gate cart, ticketing and check-in services. Opportunities for outsourcing of security-related labor-intensive operational support functions within the aviation industry have increased in recent years and are expected to continue to increase if the FAA approves more stringent security measures. Measures under consideration or recently recommended by the FAA and the White House Commission on Aviation Safety and Security (the "Gore Commission") in the United States include certification of service providers, X-raying and matching all checked baggage, implementation of a passenger profiling system and under-the-wing security guards for parked aircraft.

     Growth in demand for contract staffing and outsourcing services in the United States and Europe is expected to continue. Companies in numerous industries are seeking to reduce costs and focus on their core competencies and, as a result, are increasingly outsourcing support functions which have traditionally been performed in-house. The trend toward outsourcing labor management in Europe is not as developed as it is in the United States, due in part to historically more restrictive labor regulations which are beginning to be liberalized. Two trends are expected to increase demand for aviation-related contract staffing services in Europe: (i) the privatization of major airlines, which should increase their focus on improving operating performance, and (ii) the liberalization of airport authority licensing, which currently restricts the number of vendors that may provide aviation services at a particular airport. The European Union has mandated that European airports be opened to increased competition to provide various ground services beginning in January 1999.

BUSINESS STRATEGY

     The Company intends to take advantage of market trends toward contract staffing and become the preferred provider of outsourced labor management solutions for its clients by leveraging its core competencies, international scale, reputation for quality, increasing focus on performance-based quality measurement systems, management depth and senior-level relationships with its key clients. Key elements of the Company's business strategy include:

     Exploit Core Competencies. The Company's core competencies include recruiting, hiring, training, motivating and managing the large numbers of personnel required to provide many of the support services needed by its clients and incorporating quality systems and cost efficiency in its operations. In 1996, the Company recruited, hired and trained over 9,000 full-time employees to provide services for its clients. The Company completed drug tests and background checks for substantially all of these individuals. Since inception, the Company has been able to provide quality service and expand its business despite the high employee turnover that is inherent in low wage, labor-intensive positions. The Company has been able to leverage its core competencies in labor management to regularly expand the range of services it offers. The Company currently performs a variety of aviation passenger services, commercial security, shuttle bus services and cargo handling and provides staffing for warehouse "pick and pack" and light industrial functions.

     Target Fortune 1000 Clients. AHL targets large corporations and institutions that have significant contract staffing needs for labor-intensive operational support functions. AHL's major clients include Delta Air Lines, British Airways, United Airlines, Federal Express, America Online, The Coca-Cola Company, Northwest Airlines, BellSouth, Nike, Motorola, United Parcel Service, Georgia Power, Emory University and several federal, state and local government agencies. The Company has established long-term relationships with its largest clients, providing the Company with a significant source of predictable recurring revenues and establishing the Company as a preferred outsourcing vendor for these clients. The Company's high quality of services has enabled it to experience an average annual retention rate of approximately 93% of contract billable hours over the last three fiscal years (excluding operations the Company has elected to terminate). The Company's field management and direct sales force market AHL's services to clients in their assigned regions, while senior executives concentrate on senior-level relationships and national account management. Building and maintaining relationships with its clients' senior executives and local operating personnel has been, and will continue to be, an important operating philosophy for the Company.

     Leverage National and International Coverage. As companies centralize purchasing decisions and seek to reduce the number of vendors with whom they do business, the ability of contract staffing providers to offer national and international coverage is growing in importance. Through its operations in 62 offices in the United States and 27 offices in seven European countries, AHL is able to service the multinational needs of its Fortune 1000 client base. The Company believes its ability to provide a consistently high level of service at numerous locations worldwide provides it with a significant competitive advantage. The Company's four largest clients use AHL's services in both their North American and European operations.

     Utilize Performance-Based Measurement Systems. The Company's goal is to assume a leadership position in the adoption of technology-driven, performance-based measurement systems which will further differentiate AHL in the contract staffing industry in which quality measurement has not been prevalent. The Company believes its efforts will enable it to become a preferred vendor for its clients and attract additional clients. AHL has been developing and will continue to develop systems to measure performance in order to demonstrate the quality of the Company's services and productivity gains achievable by outsourcing labor-intensive functions to the Company. For example, in conjunction with United Airlines, the Company is reengineering the pre-departure screening process at Chicago's O'Hare Airport to measure passenger and baggage throughput, employee retention and labor utilization rates.

     Continue Investment in Management and Systems. Historically, the Company focused primarily on increasing revenues and expanding client relationships. In December 1994, AHL made the strategic decision to strengthen its management team and develop a corporate infrastructure to continue its growth strategy and improve profitability. The Company has recruited senior and regional managers with operating experience in a variety of industries. For example, the Company recently hired Ernest Patterson as Chief Executive of The ADI Group Limited and hired a Vice President of Finance and a Chief Information Officer of Argenbright. The Company continues to invest substantial resources to develop budgeting, financial reporting, contract control and human resource tracking systems designed to provide quality service to its clients and to manage and effectively control all aspects of its business. These systems represent a competitive advantage and are designed to enable the Company to improve its profitability.

GROWTH STRATEGY

     AHL believes there are significant opportunities to expand its business as large corporations and other institutions outsource labor-intensive operational support functions in order to focus on their core competencies. The Company follows a disciplined model for growth, entering a new market only after it has signed a contract with a client to provide specific services in that market. Once an initial contract is awarded, the Company establishes an office and begins building management depth in that market. After establishing operations in a new market and demonstrating its ability to provide high quality services, the Company has successfully leveraged its local infrastructure by marketing additional services to its initial client and by providing services to additional clients in that region. Key elements of the Company's growth strategy include:

     Penetrate Existing Accounts. The Company believes there are substantial opportunities to expand relationships with existing clients by increasing the number of client locations served by AHL as well as by cross-selling the full range of the Company's services. The Company seeks to capitalize on the services provided in one location of a client by providing its services to other locations or operations, including foreign operations, of its clients. For example, in 1993 the Company provided pre-departure screening for United Airlines in three of United's domestic hubs. As a result of the quality of its service and its ability to provide national and international coverage, AHL now provides pre-departure screening and a range of other services at all of United's domestic hubs and at four European locations.

     Expand Service Offerings. The Company believes its core labor management competencies can be leveraged across a wide range of labor-intensive operational support functions. The Company seeks to provide new value-added services, which can increase the average account size, present national account cross-selling opportunities and strengthen long-term relationships with its clients. As a result of the Lloyd Acquisition, the Company has begun providing staffing for warehouse "pick and pack" and light industrial functions. The Company believes that it is well-positioned to expand its operational support services and to deliver additional services such as order fulfillment and inbound call management.

     Obtain New Clients. To take advantage of the trend towards outsourcing of non-core functions, the Company intends to target new clients that are seeking cost-effective solutions for labor-intensive functions. The Company believes it has a competitive advantage in competing for new clients because of its reputation for quality service, management depth, ability to provide a broad range of services and national and international coverage. The Company hired a Vice President of Marketing and Strategic Planning in September 1996 and is currently developing a new marketing program that focuses on national accounts. The Company has fifteen sales representatives in the United States and Europe and is actively seeking new sales representatives. The Company intends to hire a national account sales representative in 1997.

     Continue to Seek Strategic Acquisitions. AHL intends to take advantage of the fragmented nature of the contract staffing and operational support outsourcing industries by seeking domestic and international acquisitions, thereby leveraging the Company's existing infrastructure and enabling the Company to expand its geographic coverage and service offerings. The Company believes it has developed the management team and systems to enable it to identify acquisition candidates and to successfully acquire and integrate businesses. To capitalize on these market trends and to enter new complementary business lines, the Company has completed three acquisitions since its initial public offering in March 1997 and has an acquisition pending.

ACQUISITIONS

     Since 1992, the Company has completed six acquisitions. In March 1992, the Company acquired a portion of the passenger services operation of British Airways at Heathrow Airport. The Company has used ADI as a platform to expand its operations in Europe. In August 1993, ADI acquired Express Baggage Reclaim Services Limited, a provider of lost baggage delivery and replacement services in the United Kingdom. In July 1996, the Company acquired Intersec, a provider of commercial and governmental security services in the Baltimore/Washington metropolitan area. The Intersec Acquisition added density in a region where the Company had an existing well-developed infrastructure. All of these acquisitions have been fully integrated into the Company's operations.

     To strengthen its outsourcing relationship with British Airways, in May 1997 ADI entered into a joint venture with British Airways to acquire EAS. EAS provides ground handling (including arranging fueling, runway and gate access, baggage handling and transport), passenger handling and concierge services for executive aircraft. Heathrow licensing rules prevented an outright purchase of the business by ADI, so the parties entered in a joint venture and agency agreement under which ADI retained an option to purchase all of the business when regulatory authorities permit and ADI receives all of the revenues and profits from the business performed by EAS. ADI paid approximately $2.8 million to British Airways and British Airways contributed the license to operate the executive aircraft services business at Heathrow Airport to the joint venture. In addition, ADI has committed to pay British Airways up to $400,000 for each of three years if EAS achieves certain operating results. EAS had revenues for the twelve months prior to the acquisition of approximately $2.4 million.

     To increase its operational density in the northeastern region of the United States, in May 1997 AHL acquired the commercial security business of USA Security, located in New Jersey, for approximately $2.6 million in cash. USA Security had revenues for the twelve months prior to the acquisition of approximately $8.6 million. Since completion of the USA Security Acquisition, AHL has realized cost efficiencies by integrating USA Security into its existing New York and New Jersey operations.

     To begin providing warehouse "pick and pack" and light industrial staffing services, in September 1997 AHL acquired Lloyd for approximately $5.0 million in cash plus contingent consideration based on future operating results. Lloyd, a provider of staffing for warehouse "pick and pack" and light industrial (such as product assembly) functions to companies in the Chicago area, had revenues for the twelve months prior to the acquisition of approximately $14.0 million. Lloyd also provides staffing for customers who operate telemarketing call centers. The Lloyd Acquisition will serve as a platform from which the Company intends to begin adding branch offices and increasing the number of "vendor on premises" locations.

     In September 1997, the Company signed a letter of intent to purchase RightSide Up, a California company, for $6.0 million in cash plus contingent consideration based on future operating results. RightSide Up had revenues of approximately $6.0 million for the twelve months ended August 31, 1997. RightSide Up operates telemarketing call centers that take inbound customer orders and fulfills these orders by "picking and packing" and shipping the items from the company's warehouse. RightSide Up's clients are predominantly in the entertainment industry and its clients own the actual inventory, such as promotional material, shipped to customers. The Company expects to execute a definitive purchase agreement following consummation of this offering. However, there can be no assurance that a definitive purchase agreement will be executed or that the acquisition will be consummated. Through the RightSide Up Acquisition, the Company intends to expand its services to include order fulfillment, whereby it would operate telemarketing call centers, provide warehousing services, fill orders and ship consignment inventory and other materials to customers.

     The Company intends to continue to seek acquisitions that will build density in the Company's existing markets, add geographic coverage to the Company's existing businesses, broaden the Company's service offerings and expand the Company's client base. Through acquisitions of smaller operations providing the same type of services already provided by the Company, AHL believes it can leverage its existing management and systems infrastructure and increase its market share in locations at which the Company already has an established presence. In most instances, these operations can be integrated into the Company's existing operations, resulting in elimination of duplicative overhead and operating costs. The Company also intends to seek strategic acquisitions that will enable it to enter new markets, provide new services and complement its client base. The Company will seek to efficiently integrate these acquired companies while retaining the existing management of those companies.

SERVICES PROVIDED

     The following table presents information with respect to the percentage of the Company's revenues by major service category for the periods shown:

                                                                            SIX MONTHS
                                                FISCAL YEARS ENDED            ENDED
                                                   DECEMBER 31,              JUNE 30,
                                            --------------------------      ----------
            SERVICES PROVIDED               1994       1995       1996         1997
            -----------------               ----       ----       ----      ----------
  Passenger services:
     Pre-departure screening and passenger
       profiling..........................   56%        54%        50%          46%
     Other passenger services(1)..........    4          4          5           10
  Commercial security(2)..................   24         23         28           31
  Shuttle bus services....................    8          8          9            9
  Warehouse "pick and pack" and light
     industrial(3)........................    3          6          4            4
  Other(4)................................    5          5          4            *
                                            ---        ---        ---          ---
          Total...........................  100%       100%       100%         100%
                                            ===        ===        ===          ===

---------------

  * Less than 1%.
(1) Includes baggage claim and check, aircraft clean and search, lost baggage delivery and replacement, sky cap, wheelchair assistance, escorting of unaccompanied minors, inter-gate cart services and frequent flyer lounge operation. Includes revenues of EAS from the date of acquisition in May 1997.
(2) Includes revenues of Intersec and USA Security, providers of commercial security services, from the dates of acquisition in July 1996 and May 1997, respectively.
(3) Includes cargo handling. Does not include revenues of Lloyd.
(4) Includes the terminated paratransit and municipal bus services in Florida.

  Passenger Services

     Pre-Departure Screening and Passenger Profiling. Management believes, based on its knowledge of the industry, that the Company is the largest provider of pre-departure screening and passenger profiling services in the United States and Europe combined, with approximately 4,100 employees currently providing services at 34 airports in the United States and 27 airports in Europe. Pre-departure screening is a security approach maintained at all commercial airports in the United States and the United Kingdom under mandates of the FAA and the U.K. DOT and at many other airports throughout the world under similar mandates of other regulatory authorities. At pre-departure screening checkpoints, all passengers and other airport patrons must physically pass through a device called a magnetometer, designed to reveal the presence of metal objects, and all carry-on baggage and other items carried into the concourse or gate area must pass through an X-ray device to determine whether certain suspicious materials are present. Major airports at which the Company provides pre-departure screening services include Los Angeles International, New York -- Kennedy, Washington -- National and Dulles, Denver International,
Chicago -- O'Hare, San Francisco, Orlando, Boston and Memphis in the United States.

     In Europe, the Company provides a sophisticated passenger profiling procedure which has been used by certain major European airlines for several years at high-risk international airports in Europe and was mandated in 1994 by the FAA for U.S. airlines' international flights from those airports. Passenger profiling seeks to identify a potential threat before it materializes by means of interviewing, document verification and behavioral analysis. This procedure results in the classification of the vast majority of passengers as low risk, thereby enabling more scrutiny to be focused on higher risk passengers. The Company has been providing profiling services in Europe since 1992, currently has over 250 employees providing these services and believes that if the FAA were to mandate profiling in the United States, the Company would be well-positioned to quickly implement profiling procedures for its U.S. clients. See "-- Government Regulation." The Company has developed TOPS2 and OSCARGO, proprietary state-of-the-art computer-based profiling systems, to meet expected future profiling requirements. Major airports at which the Company provides passenger profiling services include London -- Heathrow and Gatwick, Paris -- Charles de Gaulle, Frankfurt, Berlin, Dublin, Vienna and Zurich.

     Other Passenger Services. Historically, airlines have utilized their own employees to provide most passenger services but are increasingly seeking to outsource support functions. The Company provides a variety of other passenger services to its airline clients, including baggage claim and check in 22 airports in the United States and Europe, aircraft clean and search in four European airports and lost baggage delivery or replacement services in 11 European airports. At 18 airports in the United States and Europe, the Company provides an assortment of services including sky cap, wheelchair assistance, escorting of unaccompanied minors, inter-gate cart services and frequent flyer lounge operation (front desk, bartending and cleaning).

  Commercial Security

     The Company provides uniformed security officer services, business and facility access control, security consulting, special event security and security assessment to a broad range of commercial and governmental clients. The Company's security officers are used at office and government buildings, airports, hospitals, distribution centers, sports arenas, museums and other facilities. For aviation clients, the Company provides guarding and control of airport entrances, checking of employee identification cards and baggage, guarding and control of employee parking lots and under-the-wing guarding of parked aircraft in Europe.

     Depending on the needs of the client, security officers are on premises, often around-the-clock, to provide facility security, access control, personnel security checks and traffic and parking control and to guard against fire, theft, sabotage and safety hazards. The Company's security officers are trained to respond appropriately to emergency situations and report fires, intrusions, natural disasters, work accidents and medical crises to appropriate authorities. Fewer than one percent of the Company's security personnel are armed. See "Risk Factors -- Liabilities for Client and Employee Actions and Other Claims."

  Shuttle Bus Services

     The Company provides dedicated, fixed route shuttle bus services in 10 locations within the United States and two locations in the United Kingdom through its fleet of approximately 365 shuttle bus vehicles, which generally seat between 15 and 50 passengers. Under all of its shuttle bus contracts, the Company provides the shuttle bus and the driver. During fiscal 1996, AHL vehicles traveled more than seven million miles and operated for more than 700,000 hours. For example, AHL currently provides (i) campus shuttle services at The Georgia Institute of Technology, Emory University and The American School in London, (ii) corporate shuttle services between various facilities of The Coca-Cola Company, Delta Air Lines and the Federal Reserve Bank in Atlanta,
(iii) public parking shuttle services for the Memphis/Shelby County Airport Authority and the Nashville Airport Authority, (iv) aviation employee transportation services from employee parking lots for Delta Air Lines (Los Angeles, Cincinnati, Atlanta and New York) and Federal Express (Memphis, Indianapolis and Newark) and (v) airside crew and passenger transport at Heathrow Airport.

  Warehouse "Pick and Pack" and Light Industrial

     The Company provides staffing for warehouse "pick and pack" and light industrial functions, which includes providing staffing for warehousing functions and inventory distribution. The Company entered the warehouse "pick and pack" and light industrial markets with completion of the Lloyd Acquisition.

     The Company prepares cargo and mail for flight by sorting, packaging and transporting the cargo and mail to and from airplanes in certain markets, such as Cincinnati and New York. In certain other markets, such as Las Vegas and Washington, D.C., the Company provides the actual staffing of customer counters and data input into the airline's cargo computer system, in addition to handling the cargo. Cargo services are provided in these other markets pursuant to outsourcing arrangements, under which the Company manages the entire process for its clients. The Company processes air cargo for several of its major aviation clients, including Delta Air Lines in New York, Cincinnati, Washington D.C., Seattle, New Orleans, Newark, Philadelphia and Los Angeles, and for United Airlines, Alaska Airlines, America Trans Air, and Royal Airlines in Las Vegas. The Company also provides cargo services to Air China and SwissAir in New York and Cathay Pacific and Vanguard in Seattle pursuant to subcontracts from Delta Air Lines. In addition to cargo handling, the Company provides U.S. Postal Service mail handling for Delta Air Lines in Cincinnati, New York, Philadelphia and Los Angeles.

  Other

     The Company provides polygraph training and testing services, conducts investigations such as criminal and background checks, and provides facility receptionists at commercial locations. The Company utilizes its polygraph testing and background check services in its own hiring process. The Company has provided paratransit and municipal bus services, but in 1996, made the decision to terminate these services. The Company terminated its Tampa paratransit business in the fall of 1996.

  Contract Terms

     The Company's services, other than staffing for warehouse "pick and pack" and light industrial functions, are primarily provided under contracts, typically having terms of one to five years, which provide the Company with a significant source of predictable recurring revenues. Although the terms of the Company's contracts vary significantly, clients generally agree that the Company will provide a stated service level and agree to pay the Company an hourly rate for services provided. Certain of the Company's clients, especially in the cargo services area, are billed a fixed dollar amount per month for services performed. Under some contracts, the Company is entitled to rate increases when there are increases in the Federal minimum wage, although most of the Company's employees are paid at rates in excess of the Federal minimum wage. Most contracts have multi-year terms and are generally terminable by either party upon 30 to 90 days written notice. Most of the contracts entered into by the Company have been renewed or extended upon the expiration of their original terms. The Company (excluding Lloyd and USA Security) has experienced an average annual retention rate of approximately 93% of contract billable hours over the last three fiscal years (excluding operations the Company has elected to terminate). The Company's security officer services are generally provided under contracts in which AHL assumes responsibility to employ, schedule and pay all security officers and provide uniforms, equipment, training, supervision, fringe benefits, bonding and workers' compensation insurance. The Company's contracts typically provide that the Company will indemnify the client from and against any claims for personal injury or death to any person (other than an employee of the client) and for damage to any property arising out of the acts or omissions of the Company unless the claim results from any negligent act of the client.

  Clients

     AHL's ten largest clients in fiscal 1996, which accounted for an aggregate of 61.2% of the Company's revenues, were Delta Air Lines, British Airways, United Airlines, Federal Express, the United States government, American Airlines, Northwest Airlines, Georgia Power, The Coca-Cola Company and the Nashville Airport Authority (excluding the terminated Florida transportation operations). During the six months ended June 30, 1997, the Company's ten largest clients accounted for an aggregate of 64.0% of the Company's revenues. During fiscal 1996, Delta Air Lines, British Airways, United Airlines and Federal Express accounted for 23.1%, 12.6%, 11.3% and 4.2% of the Company's revenues, respectively, through an aggregate of 78 contracts and, together, represented 51.2% of the Company's revenues. During the six months ended June 30, 1997, United Airlines, Delta Air Lines, British Airways and Federal Express accounted for 20.4%, 17.7%, 11.7% and 4.0% of the Company's revenues, respectively, through an aggregate of 83 contracts and, together, represented 53.8% of the Company's revenues. AHL is increasingly providing services to other large corporations, including America Online, BellSouth, Nike and Motorola. The Company has 15 contracts in the United States and seven contracts in Europe that provide annual revenues in excess of $2 million each.

CASE STUDIES

     The Company has built strong relationships with a number of Fortune 1000 and other large, multinational companies. The following case studies demonstrate the Company's ability to effectively utilize its operating and growth strategies to develop its relationships with its clients.

     United Airlines. The Company's relationship with United Airlines began in 1989 with a contract to perform pre-departure screening services at Washington National Airport and, by 1993, included pre-departure screening services at six airports in the United States. Since 1993, the Company has expanded the services provided to United Airlines to include baggage handling, sky cap, wheelchair services and cargo handling. Today, the Company provides services to United Airlines at 15 airports in the United States and four in Europe, and provides commercial security services at United Airlines' corporate headquarters in Chicago.

     British Airways. The Company established its relationship with British Airways when Mr. Argenbright acquired a portion of the airline's passenger service operation at Heathrow Airport in March 1992. In the following year, British Airways awarded AHL additional Heathrow service contracts to provide under-the-wing guarding of parked aircraft as well as clean and search and passenger profiling services. The Company subsequently was awarded similar British Airways service contracts at Gatwick and 16 additional airports throughout the United Kingdom and in France and Germany. Contemporaneously, AHL began providing airport services to other international air carriers at these locations. In 1995 and 1996, AHL was awarded contracts for pre-departure screening services for British Airways in both Detroit and Philadelphia. In 1996, British Airways and the Company formed a joint venture to provide passenger and baggage check-in and other passenger services for British Airways in Nice, France and, in connection with its acquisition of EAS in May 1997, formed a joint venture to provide ground handling services for executive aircraft at Heathrow Airport.

     Federal Express. In August 1986, the Company began providing shuttle bus services for Federal Express employees at the Memphis airport. In 1993, AHL was selected from a pool of 3,500 vendors as Federal Express' Service Provider of the Year. The services provided by the Company were expanded in August 1994 to include pre-departure screening of Federal Express' crews. Currently, the Company provides shuttle bus and/or pre-departure screening or security services for Federal Express in Atlanta, Indianapolis, Cincinnati, Newark, Memphis, San Francisco, Dallas, Orlando, Paris, London, Frankfurt and Manila.

     Delta Air Lines. The Company began its relationship with Delta Air Lines in the early 1980s when it began providing shuttle bus services at Delta's Atlanta headquarters complex. Over the past 15 years, AHL has significantly expanded both the services it provides Delta as well as the number of locations at which they are provided. In 1986, the Company began performing pre-departure screening services for Delta, which currently includes operations in New
York -- Kennedy, Los Angeles, Washington, D.C., Orlando, Boston, Little Rock and West Palm Beach. In addition, the Company now provides passenger services for Delta at seven airports in four European countries, including Paris -- Charles de Gaulle, Vienna, London -- Gatwick and Warsaw. Similarly, Delta awarded the Company a cargo handling contract for New York in 1992 and thereafter for Washington, D.C., Cincinnati and Seattle. In 1997, the Company significantly expanded its cargo and mail handling operations for Delta by adding contracts at Newark, Philadelphia, Los Angeles and New Orleans, bringing the total to eight U.S. cities. In September 1997, the Company was awarded a special services contract (wheelchair and inter-gate cart services) in Atlanta. The award of this contract was largely attributable to the introduction of performance measurements developed jointly by Delta and the Company.

     America Online. AHL was initially hired by America Online to provide commercial security services at its Northern Virginia headquarters in May 1996. These services were expanded in 1996 to provide commercial security services at America Online's Jacksonville, Tucson and Albuquerque locations. In February 1997, the Company began these services in Oklahoma City and Salt Lake City. The America Online contracts demonstrate the success of the Company's new national account sales program. America Online recently designated AHL as its preferred national security provider.

SALES AND MARKETING

     Building and maintaining relationships with personnel at various levels of its clients' organizations, including relationships with both senior executives and local operating personnel has been, and will continue to be, an important operating philosophy for the Company. The Company uses these relationships to market its services to potential clients through individuals having senior management and local operating responsibilities. AHL targets large corporations and institutions that have significant contract staffing needs for labor-intensive, task-repetitive functions. The Company has a local sales force in the United States of 13 representatives located in AHL's regional offices in New York, Atlanta, Florida, Memphis, Washington, D.C. and Los Angeles and two sales representatives in Europe. The Company's eight regional vice presidents in the United States are each responsible for two or three districts. Regional and district managers also have sales responsibilities and a portion of their incentive compensation is dependent on meeting sales goals.

     The Company is developing a national sales and marketing strategy, under which the Company focuses on improving the consistency of its sales approach. Furthermore, the Company has designated certain senior managers as responsible for specific national account relationships with specific large clients and intends to add a national accounts sales representative during 1997.

     In September 1996, the Company hired a Vice President of Marketing and Strategic Planning to lead the Company's sales and marketing initiatives. These initiatives include the development of branded services, strategic partnering through national accounts, positioning AHL as a full service provider capable of reducing a client's total costs by establishing performance-based quality measurement systems, creating national, regional and local marketing plans, and coordinating the Company's participation in trade shows. In 1996, the Company began conducting in-house sales seminars, at which regional, district and national account managers, along with the Company's local sales personnel, focus on how to sell services to larger accounts.

WORKFORCE MANAGEMENT

     The Company's core competencies include recruiting, hiring, training, motivating and managing the large numbers of personnel required to provide many of the support services needed by its clients. The Company's district managers have ongoing responsibility for hiring, recruiting and training the Company's local workforce.

     Recruiting. The Company has developed innovative recruiting methods that have been particularly effective in reaching targeted pools of prospective employees, in addition to utilizing traditional recruiting methods such as job fairs, trade journals, local advertising, and interviewing at vocational schools. After analyzing the demographics of each market, the Company seeks to establish relationships with community groups and leaders. For example, in a number of markets, the Company has found that senior citizens are an excellent source of potential employees for its pre-departure screening services and recruiters frequently visit senior citizen centers. The Company leverages these community relationships to provide a feeder into the Company's employment pool and believes that current Company employees serve as effective recruiters for the Company. The Company believes these methods are more cost-effective than more traditional recruiting methods.

     Hiring. In 1996, the Company recruited, hired and trained over 9,000 full-time employees to provide services for its clients. Within the United States, every employee must complete a written application and provide proof of citizenship or resident alien status and is subject to a ten-year background check, which is conducted internally by the Company. Unlike many of its competitors, the Company requires mandatory pre-employment drug testing for all aviation and commercial security services employees. Employees stationed at airport checkpoint screening monitors are subject to psychological testing.

     In Europe, the Company screens potential applicants through a telephone interview, and each potential employee must complete a written application and undergo an interview that includes vision, hearing and psychological testing. An initial one-year background check is required for every new employee. Each European employee is hired subject to a three month probationary period and continuity of employment is subject to a 20-year background check. Where legally permitted, employees in certain European countries are also subject to random drug testing.

     Training. The Company provides in-house classroom and on-the-job training programs for its hourly personnel through videos, guest lecturers and full-time trainers who are employed at the Company's major district locations. The Company is in the process of establishing performance measures to improve job focus and accountability, create a quality audit process and implement "best practices and procedures" in the Company's field operations. The Company is ISO 9002-certified in the United Kingdom. The Company is the only organization approved by the U.K. DOT to provide aviation security training to personnel of the U.K. DOT, the agency that regulates aviation security matters in the United Kingdom.

     Retention. The Company believes that employee retention is critical to lowering operating costs and providing high quality service to its clients. Accordingly, the Company places significant emphasis on programs to motivate its employees and reduce employee turnover. Since inception, the Company has been able to provide quality service and expand its business despite the high employee turnover that is inherent in low wage, task-repetitive positions. The Company's "110% Club" recognizes employees for superior attendance, attitude, appearance and performance. Members receive quarterly bonuses and other rewards, and are recognized throughout the Company. The Company's pre-departure screening employees receive bonuses for detecting weapons and other illegal objects at airport security checkpoints, including those detected during FAA-mandated tests.

     Field Management. The Company has developed a management structure under which significant workforce decisions are made at the local level, thereby requiring field managers to assume responsibility for recruiting, hiring and retention. The Company's bonus system for regional and district managers is based upon achievement of specific performance objectives, including revenue, gross margin and net contribution, new business and client retention and losses and claims incurred. Regional and district managers can earn bonuses of up to 35% of their base compensation by achieving all of their objectives established annually by the Company. As an added incentive, the Company established a stock option plan for key corporate and field management in early 1997.

     Employees. As of September 30, 1997, the Company had over 15,000 employees. A total of 1,285 of the Company's security employees working at New York -- Kennedy, 789 working at Chicago -- O'Hare and 34 working at government facilities in the Washington, D.C. area are covered by collective bargaining agreements. Each of these agreements was assumed by the Company in connection with an acquisition or an outsourcing contract previously held by another vendor. In 1996 and 1997, unions initiated three efforts and one effort, respectively, to organize certain Company employees, each of which failed to receive sufficient support to require an election. The Company considers its relations with its employees to be good.

MANAGEMENT INFORMATION SYSTEMS

     The Company has invested, and intends to continue to invest, substantial resources to develop systems that will enable it to deliver quality customer service, centrally manage its operations and achieve substantial cost savings. In April 1997, the Company hired a Vice President and Chief Information Officer. In addition, the Company recently completed installation of a management information system, which integrates the Company's financial, human resources, general ledger, payables, receivables and payroll functions. The system completes budgeting, forecasting and monthly profit and loss statements on a contract-by-contract basis. In 1996, the Company brought the payroll function in-house, resulting in estimated annual savings of approximately $225,000. The Company has networked its corporate offices and all regional and district offices in the United States and has E-mail capability to all U.S. offices and its London headquarters. The Company has also made significant investments to upgrade field computers and has leased two HP9000 systems which are run parallel to prevent downtime and give the Company the capacity needed to handle anticipated future growth.

     In 1998, the Company intends to enhance the computerized scheduling, timekeeping and payroll system for hourly employees. This will enable AHL to continue to develop performance measurements for its customers and to improve scheduling to reduce the amount of non-billable overtime. In addition, the Company will establish real-time links with the Company's European operations.

COMPETITION

     The contract staffing industry is extremely competitive and highly fragmented, with limited barriers to entry. Companies within the contract staffing industry compete on the basis of the quality of service provided, their ability to provide national and international services, the range of services offered, as well as price. The Company believes its competitive advantages include its reputation for providing high quality service and its ability to serve large clients in the United States and Europe. Most of the Company's competitors offer a more limited range of services and focus on a few specific industries.

     The Company competes in international, national, regional and local markets with outsourcing companies, specialized contract service providers and in-house organizations that provide services to potential clients and third parties. AHL's principal competitors include, in the aviation services industry, ICTS International N.V., Globe Aviation Securities Corporation and International Total Services, Inc. and, in the commercial security industry, are Borg-Warner Security Corporation, Guardsmark, Inc. and The Wackenhut Corporation. The Company's warehouse "pick and pack," light industrial and shuttle bus services compete primarily with numerous local and regional companies as well as divisions of several major staffing companies. Certain of the Company's competitors and potential competitors have significantly greater financial resources and larger operations than the Company.

GOVERNMENT REGULATION

     Current Regulations Relating to Aviation Security. Aviation security in the United States is subject to regulations and directives issued by the FAA. Under current regulations, responsibility for aviation security is shared between the FAA and various other federal, state and local agencies and industry participants (which include air carriers and airport authorities as well as independent contractors that perform services for or on behalf of these industry participants). The FAA conducts threat and vulnerability assessments and, through its regulatory authority, directs the aviation industry to implement measures that address existing and anticipated threat situations. The FAA also tests security measures at airports to assess vulnerabilities in current airport security systems.

     Under FAA regulations, each air carrier and airport authority must adopt and carry out an FAA-approved security program that provides for the safety of persons and property traveling in air transportation against acts of criminal violence and aircraft piracy. Air carriers are responsible for providing security measures for all people and items connected with their aircraft, including passengers, baggage, and maintenance and flight crews. Airport authorities are responsible for maintaining a secure environment on airport grounds and for providing law enforcement support and training.

     Each security program adopted by an airline must include: (i) the screening of passengers and their carry-on baggage, and other persons having access to controlled areas, to prevent the carriage aboard aircraft of weapons or explosive devices, (ii) controlling access to aircraft, checked baggage and cargo, (iii) appropriate controls on shipping of cargo and (iv) security inspection of any aircraft left unattended.

     Airlines may utilize either their own employees or third-party contractors to carry out their security programs. Proposed FAA regulations would require pre-departure screeners to undergo a 10-year criminal and employment background check and a five-year employment verification, with the employer required to maintain records of these investigations throughout the term of employment. Screeners operating X-ray systems must receive initial and recurrent training in the detection of weapons and other dangerous articles.

     From time to time, the FAA issues directives requiring the implementation of specific actions by air carriers and airport authorities. For example, following the destruction of TWA flight 800 in July 1996, the FAA began to require additional passenger profiling for specified types of flights, matching of passengers and checked baggage, additional searching of aircraft cabins and cargo areas, additional physical searches of carry-on items and other enhanced security measures.

     Generally, European standards for aviation security are more stringent than those currently in effect in the United States. Passengers are subject to more comprehensive "profiling" and review of documents; parked aircraft must be guarded, searched and cleaned in accordance with applicable regulations; passenger baggage is subject to match procedures as well as random X-ray and hand searches; commercial cargo is guarded and subject to random X-ray searches; and airline employees and other crews are subject to additional security measures. The FAA requires that U.S. airlines utilize similar passenger profiling programs in their European operations.

     Recent Developments Relating to Aviation Security. Several recent initiatives by United States governmental authorities and industry participants have considered or recommended significant changes in regulatory requirements relating to aviation security. These recent initiatives have been undertaken by the United States Congress, through provisions of the Federal Aviation Reauthorization Act of 1996 (the "1996 Act"); the White House Commission on Aviation Safety and Security (the "Gore Commission"), which published its final report on February 12, 1997; and the Aviation Security Advisory Committee ("ASAC"), a committee of government and industry participants that issued its recommendations on December 12, 1996. Each of these groups has considered issues that have ranged from the fundamental structure of, and sharing of responsibilities relating to, aviation security to specific near-term measures that could be implemented to improve aviation security.

     The Gore Commission, which was formed following the destruction of TWA Flight 800 in July 1996, included the heads of various federal agencies and was charged with making recommendations as to how the partnership between the U.S. government and industry participants can achieve improved aviation security. The Gore Commission issued its final report on February 12, 1997 and recommended:
(i) development of uniform performance standards for the selection, training and certification of pre-departure screening companies; (ii) implementation of procedures for matching of passengers and checked baggage on a nationwide basis no later than December 31, 1997; (iii) the continued development and implementation of an automated passenger profiling system; and (iv) utilization of U.S. Customs Service personnel and computer systems to complement the efforts of the FAA and other federal agencies. The FAA has initiated rulemaking procedures that would implement certain of these recommendations.

     The 1996 Act requires that the FAA conduct a study and report to Congress on whether to transfer certain responsibilities of air carriers to either airport authorities or to the federal government or whether to provide for some other sharing of current responsibilities. This report has not yet been issued by the FAA. However, the Company believes that the FAA is likely to follow the final recommendation released by the Gore Commission, as described above. The 1996 Act directs the FAA to "certify" companies that provide pre-departure screening, continue to assist air carriers in developing computer-assisted passenger profiling programs, assess programs for matching of passengers and checked baggage that are currently being utilized in the industry on a test basis, and report on changes to enhance and supplement the screening and inspection of cargo and mail shipments.

     ASAC was formed following the crash of Pan Am flight 103 in 1989 and is charged with coordinating the flow of aviation security information and countermeasures within the United States. ASAC includes representatives of numerous federal agencies, associations of industry participants and public interest groups and is chaired by the FAA's Director of Civil Aviation Security. In July 1996, ASAC began to undertake an effort to strengthen the domestic aviation security "baseline" and formed a working group to recommend specific measures. In its report issued on December 12, 1996, ASAC recommended that no change be made in the current structure or assignment of responsibilities for aviation security. ASAC did recommend that the FAA initiate rulemaking procedures for "certification" of security contractors and made numerous recommendations with respect to specific aviation security measures, which are generally consistent with those proposed by the Gore Commission.

     Other Applicable Regulations. Airport authorities in many foreign countries require that companies receive licenses in order to be able to perform services at the airport and limit the number of licenses that are issued. The Company is also required to maintain various licenses and permits from state and local government authorities in order to provide commercial security, shuttle bus and certain other services.

RISK MANAGEMENT AND SAFETY

     Because the Company's business is labor intensive, workers' compensation is a significant operating expense for the Company in the United States. In addition, the Company is exposed to possible claims by its clients' customers or employees, alleging discrimination or harassment by the Company's employees. The Company is also exposed to liability for the acts or negligence of its employees who cause personal injury or damage while on assignment, as well as claims of misuse of client proprietary information or theft of client property. The Company has adopted policies and procedures intended to reduce its exposure to these risks.

     The Company maintains insurance against these risks with policy limits it considers sufficient, subject to self insurance of $250,000 per incident and an aggregate stop-loss. In addition, the Company maintains aviation liability insurance of $500 million per incident. The Company establishes reserves in its financial statements for the estimated costs of pending claims as well as the estimated costs of incurred but not yet reported claims. The reserve for these unreported claims is based on prior experience. The Company's reserves are periodically revised, as necessary, based on developments related to pending claims. As of December 31, 1996 and June 30, 1997, the Company's reserve for workers' compensation and automobile claims was $3.2 million and $3.8 million, respectively.

     In 1996, the Company hired a professional risk management specialist who, with the assistance of the Company's regional managers, is responsible for claims management and the establishment of appropriate reserves for the deductible portion of claims. Additionally, in the first quarter of 1997, the Company implemented a number of new risk control strategies. These include establishing a risk allocation program which provided local managers with financial incentives to improve safety performance by decreasing the number of workplace accidents. The Company has also implemented quarterly safety committee meetings with its local managers and field employees, conducted defensive driving training sessions for its transportation employees, conducted routine safety inspections of local work sites and instructed personnel in proper lifting techniques in an effort to reduce the number of preventable accidents.

EQUIPMENT AND FACILITIES

     As of June 30, 1997, the Company operated a fleet of approximately 365 shuttle bus vehicles, which generally seat between 15 and 50 passengers. A majority of these vehicles are leased, with lease terms that generally match the term of the contract for which the vehicles are provided. In the event of early termination of a contract, certain of the Company's clients are required to assume liability for the vehicle leases.

     The Company performs its own vehicle maintenance at each major location through a separate maintenance division. Preventive maintenance is provided at defined mileage intervals. Each maintenance shop has experience with all maintenance and repair requirements for the Company's fleet, including air conditioning and component maintenance. The Company has made reduction in bus maintenance expense a corporate initiative for 1997.

     The Company maintains 89 offices in various metropolitan areas in the United States and Europe. The Company's executive headquarters and corporate operations are located in Atlanta, Georgia in leased facilities consisting of approximately 3,700 and 15,200 square feet of office space, respectively. The initial term of the executive headquarters lease expires in November 2001. In February 1997, the Company acquired the corporate operations building from Mr. Argenbright. See "Management -- Compensation Committee Interlocks and Insider Participation." In addition, the Company's regional offices each consist of between 150 and 6,350 square feet. The Company believes its facilities are adequate to meet its needs for the foreseeable future.

LITIGATION

     From time to time, the Company is involved in routine legal proceedings incidental to the conduct of its business. In the opinion of management, the litigation, individually or in the aggregate, to which the Company is currently a party, is not likely to have a material adverse effect on the Company's results of operations or financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The Company's executive officers, directors and key employees are as follows:

   EXECUTIVE OFFICERS AND DIRECTORS:      AGE                   POSITION
   ---------------------------------      ---                   --------
     Frank A. Argenbright, Jr. .........  48    Chairman and Co-Chief Executive Officer
     Edwin R. Mellett...................  58    Vice Chairman and Co-Chief Executive
                                                Officer
     David L. Gamsey....................  40    Chief Financial Officer
     Thomas J. Marano...................  46    President and Chief Operating Officer -
                                                Argenbright Holdings Limited
     Ernest Patterson...................  50    Chief Executive - The ADI Group Limited
     A. Trevor Warburton................  55    Managing Director - The ADI Group
                                                Limited
     Robert McCullough(1)(2)............  55    Director
     Hamish Leslie Melville(1)(2).......  52    Director
KEY EMPLOYEES:
---------------
     Henry F. Anthony...................  45    Vice President of Human Resources -
                                                Argenbright Holdings Limited
     Nicholas G. Bailey.................  46    Finance Director - The ADI Group Limited
     L. Celeste Bottorff................  44    Vice President of Marketing and
                                                Strategic Planning - Argenbright
                                                Holdings Limited
     Nigel D.J. Cotton..................  44    Human Resources Director - The ADI Group
                                                Limited
     Daniel E. DiGiusto.................  45    Senior Vice President of Field
                                                Operations - Argenbright Holdings
                                                Limited
     Barry J. Jenkins...................  35    Vice President of Finance - Argenbright
                                                Holdings Limited
     Mark T. Ryall......................  38    Vice President and Chief Information
                                                Officer - Argenbright Holdings Limited

---------------

(1) Member of Audit Committee.
(2) Member of Compensation Committee.

     Mr. Argenbright founded the Company in 1979 and has been its Chairman and Chief Executive Officer since that time. Mr. Argenbright graduated from the Owner/President Management Program at Harvard Business School in 1991.

     Mr. Mellett has been Vice Chairman and Co-Chief Executive Officer of the Company since December 1994 and served on the Company's Advisory Board during 1994. From 1993 to 1994, he was a consultant and private investor. From 1984 to 1992, Mr. Mellett was Senior Vice President of The Coca-Cola Company, serving also as President of Coca-Cola Northern Europe from 1990 to 1992 and President of Coca-Cola USA from 1986 to 1988. From 1972 to 1984, Mr. Mellett was President of the Food Services Division of PepsiCo.

     Mr. Gamsey has been Chief Financial Officer of the Company since September 1995. From 1988 to September 1995, Mr. Gamsey was a Managing Director of Investment Banking of Price Waterhouse LLP. From 1987 to 1988, Mr. Gamsey was Chief Financial Officer of Visiontech, Inc., and from 1979 to 1987, Mr. Gamsey was a Senior Audit Manager for Arthur Andersen LLP. Mr. Gamsey is a Certified Public Accountant.

     Mr. Marano has been President and Chief Operating Officer - Argenbright Holdings Limited, the holding company for the Company's U.S. operations, since July 1995. From 1990 to June 1995, Mr. Marano was Vice President and a Global Customer Director for The Coca-Cola Company, and from 1986 to 1990, he was Vice President of U.S. Sales, Fountain Division, of The Coca-Cola Company. From 1985 to 1986, Mr. Marano was Vice President of U.S. Sales of Apple Computer.

     Mr. Patterson has been Chief Executive - The ADI Group Limited, the holding company for AHL's European operations, since June 1997. From 1996 to 1997, Mr. Patterson was the Group Chief Executive Officer for National Express Group PLC. From 1990 to 1996, he was the Chief Executive Officer, Worldwide Distribution Services for B.E.T. PLC, and from 1985 to 1990, he was the Managing Director of a foreign subsidiary of B.E.T. PLC.

     Mr. Warburton has been Managing Director - The ADI Group Limited since January 1993. From 1990 to 1992, Mr. Warburton was Senior Vice President of Ground Services for Ogden Aviation Services. From 1989 to 1990, he was Operations Director for Ogden Aviation Services at London-Gatwick. From 1987 to 1989, he was head of Ground Operations for British Airways at London-Gatwick, and from 1961 to 1987, he held a number of senior management positions with British Caledonian Airways.

     Mr. McCullough has been a director of the Company since consummation of its initial public offering in March 1997. Mr. McCullough has been Chief Financial Officer and member of the Board of Directors of AMVESCO PLC (formerly INVESCO
PLC) since April 1996. He was a partner for Arthur Andersen LLP from 1974 until April 1996.

     Mr. Melville has been a director of the Company since consummation of its initial public offering in March 1997. Mr. Melville has been Chairman of Scottish Woodlands Limited since 1992. He was Chairman of Dunedin Fund Managers Limited from 1992 to 1995, Chairman and Chief Executive Officer of Capel Cure Myers Capital Management from 1988 to 1991 and Founder and Chief Executive of Enskilda Securities from 1982 to 1987. Mr. Melville is a director of Fleming Mercantile Investment Trust PLC, Mithras Investment Trust PLC, Old Mutual South Africa Trust plc, Persimmon plc and the Scottish Investment Trust PLC. He is also Chairman of the National Trust for Scotland.

     Mr. Anthony has been Vice President of Human Resources - Argenbright Holdings Limited since January 1996. From 1993 to 1995, Mr. Anthony was Vice President of Human Resources of National Linen Service. From 1989 to 1993, Mr. Anthony was Vice President of Human Resources for BET Plant Services, Inc.

     Mr. Bailey has been Finance Director - The ADI Group Limited since May 1995. From January 1994 to April 1995, he worked in Kazakhstan establishing the financial operations for Tengizchevroil, a joint venture between the Government of Kazakhstan and Chevron Petroleum. From 1992 to 1993, Mr. Bailey was an independent consultant to the airline industry. Prior thereto, Mr. Bailey held a number of positions in the airline industry. Mr. Bailey is a Chartered Accountant.

     Ms. Bottorff has been Vice President of Marketing and Strategic
Planning - Argenbright Holdings Limited since September 1996. From 1994 to 1996, Ms. Bottorff was Marketing Director of The Atlanta Journal-Constitution. From 1990 to 1994, Ms. Bottorff was Director of Strategic Planning of Holiday Inn Worldwide. From 1987 to 1990, she was Manager of Field Planning for The Coca-Cola Company and, from 1983 to 1987, she was an Engagement Manager for McKinsey & Co., Inc.

     Mr. Cotton has been Human Resources Director - The ADI Group Limited since August 1993. From 1989 to 1992, he was Head of Human Resources - United Kingdom for Ericsson plc and, during 1988, he was a Personnel Manager with British Airways. Prior thereto, he was employed by British Caledonian Airways.

     Mr. DiGiusto has been Senior Vice President of Field
Operations - Argenbright Holdings Limited since 1989. From 1974 to 1989, Mr. DiGiusto was employed by Burns International Security, most recently as its Northeast Division Vice President.

     Mr. Jenkins has been Vice President of Finance - Argenbright Holdings Limited since May 1997. From 1984 to 1997, he was a senior manager with Price Waterhouse LLP. Mr. Jenkins is a Certified Public Accountant.

     Mr. Ryall has been Vice President and Chief Information
Officer - Argenbright Holdings Limited since April 1997. From 1990 to 1997, he was Group Manager of Ryder System, Inc. From 1983 to 1990, he was a manager for Andersen Consulting.

     The Company has a four member Board of Directors, with members serving staggered terms as follows: term expiring 1998, Mr. Melville; term expiring 1999, Mr. McCullough; and term expiring 2000, Messrs. Argenbright and Mellett.

COMPENSATION OF DIRECTORS

     Prior to the Company's initial public offering, directors did not receive compensation for their service as directors. Since consummation of the initial public offering in March 1997, the Company has paid its independent directors $10,000 annually plus $1,000 for each Board meeting attended and $500 for each committee meeting attended. In addition, directors are reimbursed for expenses incurred in connection with attendance at Board and committee meetings. The Company has granted to each independent director options to purchase 5,000 shares of Common Stock at an exercise price of $10.00 per share. See "--Employee Benefit Plans--Stock Option Plan."

EMPLOYMENT AGREEMENTS

     In February 1997, the Company entered into employment agreements with Messrs. Mellett, Marano and Gamsey. The agreement with Mr. Mellett expires on December 1, 2000, and the agreements with Messrs. Marano and Gamsey expire on December 1, 2001 (the "Expiration Date"). Each agreement also may be terminated by the Company with or without cause or upon the employee's death or inability to perform his duties on account of a disability for a period of three months during any consecutive twelve month period or by the employee. If any agreement is terminated by the Company prior to the Expiration Date, except for cause or upon the employee's death or disability, the Company must continue to pay the employee's base salary and bonus for one year (six months with respect to Mr. Gamsey) from the date of termination. The agreements provide for annual base salaries of $200,000, $250,000 and $165,000 for Messrs. Mellett, Marano and Gamsey, respectively, and for annual bonuses dependent upon the Company's financial performance and achievement of personal objectives established for each employee by the Board of Directors. On July 1, 1997, Mr. Marano's salary was increased to $300,000, after the achievement of a specified revenue level by Argenbright Holdings Limited. Each agreement also contains two-year noncompetition and nonsolicitation provisions.

     The Company also has an employment agreement with Mr. Patterson. The agreement is indefinite in length but provides that in the event Mr. Patterson is terminated without cause, he will be entitled to receive 12 months salary. The agreement provides for an annual base salary of approximately $300,000 and for an annual bonus of up to 50% of base salary, based upon the Company's financial performance and achievement of personal objectives established for Mr. Patterson by the Board of Directors. The agreement also grants Mr. Patterson options to purchase 150,000 shares of Common Stock, exercisable 25% per year over four years, at an exercise price of $15.00 per share. As a condition to employment, Mr. Patterson also agreed to one year noncompetition and nonsolicitation provisions.

     The Company also has an employment agreement with Mr. Warburton. The agreement is indefinite in length but may be terminated (i) immediately by the Company for cause, (ii) by the

Company on December 31 of any year with or without cause provided that the Company gives at least twelve months prior written notice, (iii) automatically upon Mr. Warburton's sixtieth birthday or (iv) by Mr. Warburton at any time provided that he gives at least six months prior written notice. The agreement provides for an annual base salary of $144,000 and for an annual bonus dependent upon the Company's financial performance and achievement of personal objectives established for Mr. Warburton by the Board of Directors. The agreement also contains one-year noncompetition and nonsolicitation provisions.

     Substantially all of the employees of ADI have also entered into employment agreements. In addition, substantially all of the Company's officers and managers sign a noncompetition agreement as a condition to their employment.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth the aggregate compensation earned by the Co-Chief Executive Officers and the other three highest paid executive officers (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company during the fiscal year ended December 31, 1996:

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                          ------------
                                                                             AWARDS
                                          ANNUAL COMPENSATION             ------------
                                ---------------------------------------    SECURITIES
                                                         OTHER ANNUAL      UNDERLYING       ALL OTHER
                                SALARY($)   BONUS($)    COMPENSATION($)    OPTIONS(#)    COMPENSATION($)
                                ---------   ---------   ---------------   ------------   ---------------
Frank A. Argenbright, Jr......  $600,000(1) $     --       $200,388(2)            --         $12,000(3)
  Chairman and Co-Chief
  Executive Officer
Edwin R. Mellett..............   160,577     100,000             --          322,500              --
  Vice-Chairman and Co-Chief
  Executive Officer
Thomas J. Marano..............   250,000(4)  125,000             --          268,750              --
  President and Chief
  Operating Officer --
  Argenbright Holdings
  Limited
David L. Gamsey...............   153,173      65,000             --          107,500              --
  Chief Financial Officer
A. Trevor Warburton...........   144,000      45,000             --               --          27,176(5)
  Managing Director --
  The ADI Group Limited

---------------
(1) Effective January 1, 1997, Mr. Argenbright's annual salary was reduced to $350,000.
(2) Includes approximately $55,000 relating to club dues and initiation fees. Effective January 1, 1997, other annual compensation will be significantly reduced as the Company has revised its expense reimbursement policies.
(3) Represents life insurance premiums paid by the Company.
(4) Effective July 1, 1997, Mr. Marano's annual salary was increased to
    $300,000.
(5) Represents medical and life insurance payments and contributions to Mr. Warburton's pension plan.

OPTION GRANTS

     The following table sets forth information regarding option grants during fiscal 1996 to each of the Named Executive Officers:

                                            INDIVIDUAL GRANTS
                            --------------------------------------------------
                                            % OF TOTAL                            POTENTIAL REALIZABLE
                                             OPTIONS                             VALUE AT ASSUMED ANNUAL
                              NUMBER OF      GRANTED                              RATES OF STOCK PRICE
                             SECURITIES         TO                               APPRECIATION FOR OPTION
                             UNDERLYING     EMPLOYEES    EXERCISE                         TERM
                               OPTIONS      IN FISCAL     PRICE     EXPIRATION   -----------------------
                            GRANTED(#)(1)      1996       ($/SH)       DATE        5%($)        10%($)
                            -------------   ----------   --------   ----------   ----------   ----------
Frank A. Argenbright,               --           --           --           --            --           --
  Jr......................
Edwin R. Mellett..........     107,500         15.4%      $ 4.64     10/15/06    $  313,693   $  794,959
                               215,000         30.8        10.00(2)  12/01/06     1,352,123    3,426,546
Thomas J. Marano..........     268,750         38.4        10.00(2)  12/01/06     1,690,154    4,283,183
David L. Gamsey...........     107,500         15.4        10.00(2)  12/01/06       676,062    1,713,273
A. Trevor Warburton.......          --           --           --           --            --           --

---------------

(1) Subsequent to December 31, 1996, the Company granted Messrs. Mellett, Marano and Gamsey additional options to purchase 7,500, 6,250 and 2,500 shares of Common Stock, respectively, with an exercise price of $10.00 per share.
(2) The exercise price of these options was changed to $10.75 per share from $11.76 per share on February 28, 1997 and was changed to $10.00 on the date of the Prospectus relating to the initial public offering.

OPTION HOLDINGS

     The following table sets forth certain information concerning the value of unexercised options held by each of the Named Executive Officers as of December 31, 1996:

                                              NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                             UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                                          OPTIONS AT DECEMBER 31, 1996     AT DECEMBER 31, 1996(1)
                                          ----------------------------   ----------------------------
                                          EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
                                          -----------    -------------   -----------    -------------
Frank A. Argenbright, Jr................         --              --             --              --
Edwin R. Mellett........................    161,250         161,250       $576,200              --
Thomas J. Marano........................     53,750         215,000             --              --
David L. Gamsey.........................     21,500          86,000             --              --
A. Trevor Warburton(2)..................         --              --             --              --

---------------

(1) Based on the initial public offering price of $10.00 per share.
(2) Concurrently with the consummation of the initial public offering, the Company granted to Mr. Warburton options to purchase 30,000 shares of Common Stock at an exercise price of $10.00 per share.

EMPLOYEE BENEFIT PLANS

     Stock Option Plan. The Company's stock option plan (the "Stock Option Plan") provides for the award of incentive stock options to officers and employees of the Company and non-qualified stock options to independent directors of the Company. AHL has reserved 385,000 shares of Common Stock for issuance under the Stock Option Plan, of which options to purchase 384,500 shares of Common Stock are currently outstanding. The Plan is administered by the Compensation Committee of the Board of Directors. The purchase price of Common Stock upon exercise of incentive stock options must not be less than the fair market value of the Common Stock on the date of grant or, in the case of incentive stock options issued to holders of more than 10% or greater of the outstanding voting securities of the Company, 110% of fair market value on the date of grant. The maximum term of any incentive stock option is ten years, or five years in the case of options granted to 10% or greater shareholders. The aggregate fair market value on the date of the grant of the stock for which incentive stock options are exercisable for the first time by an employee during any calendar year may not exceed $100,000. Options are exercisable over a period of time in accordance with the terms of option agreements entered into at the time of grant. Options granted under the Stock Option Plan are generally nontransferable by the optionee and, unless otherwise determined by the Committee, must be exercised by the optionee during the period of the optionee's employment or service with the Company.

     Employee Stock Purchase Plan. The Company has adopted an Employee Stock Purchase Plan, pursuant to which employees are able to purchase shares of Common Stock through a payroll deduction program. The Company intends to purchase such shares of Common Stock on the open market.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal year 1996, the Company did not have a compensation committee of the Board of Directors. Executive officer compensation decisions were made by Messrs. Argenbright and Mellett.

     On February 1, 1997, pursuant to the Reorganization, Mr. Argenbright contributed all of the outstanding shares of common stock of Argenbright and ADI to the Company in exchange for 8,352,430 shares of Common Stock of the Company and $5,000 in cash.

     In March 1989, the Company borrowed $650,000 from Mr. Argenbright as evidenced by a subordinated promissory note due January 12, 1999 at an interest rate of 12% per annum. The Company used the proceeds of the loan for general working capital purposes. The outstanding balance was approximately $528,000 at December 31, 1996. The Company paid interest of $78,000, $78,000 and $75,000 for the years ended December 31, 1994, 1995 and 1996, respectively. On February 1, 1997, Mr. Argenbright contributed this note to the Company as part of the Reorganization, along with certain Company-occupied offices and facilities in Atlanta, Orlando and Memphis and other assets. These properties were transferred at their carrying values (which are less than their appraised values). In connection with this transaction, the Company assumed the associated mortgage debt of approximately $2.5 million, which is less than the appraised value. The Company was a guarantor of certain of these mortgages.

     Through the end of December 1996, the Company periodically made loans to unrelated businesses which are solely owned by Mr. Argenbright in the aggregate principal amount of $438,000. In addition, Mr. Argenbright has periodically borrowed money from the Company which aggregated approximately $449,000. These loans, which do not bear interest, were unsecured and are repayable on demand. Mr. Argenbright repaid all of such indebtedness in May 1997.

     The Company has adopted a policy, effective upon the consummation of the initial public offering in March 1997, prohibiting loans (other than travel advances in the ordinary course of business) to its executive officers, directors and principal shareholders unless such loans first are approved by the Compensation Committee, which must determine that such loans are in the best interests of the Company. Any loans made will bear interest at a rate and be on such terms as determined by the Compensation Committee to be fair to the Company.

     During fiscal years 1994, 1995 and 1996, the Company purchased uniforms for approximately $1.3 million, $1.4 million and $1.8 million, respectively, from ASAP Uniform Co., a company that is 20% owned by AHL. During the fiscal years ended 1994, 1995 and 1996, the Company made rent payments of approximately $461,000, $435,000 and $372,000, respectively, to Argenbright Office Park, a company that is wholly-owned by Mr. Argenbright. The Company believes that the terms of the lease were no less favorable than could be obtained from an unaffiliated third party.

     Any future transactions between the Company and its officers, directors or principal shareholders will be approved by a majority of the disinterested members of the Board of Directors.

                              CERTAIN TRANSACTIONS

     See "Management -- Compensation Committee Interlocks and Insider Participation" for a description of certain transactions between the Company and its affiliates.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth information with respect to beneficial ownership of the Common Stock as of September 30, 1997 and as adjusted for the sale of shares offered hereby by (i) each Named Executive Officer; (ii) each of the Company's directors; (iii) all executive officers and directors of the Company as a group and (iv) each person who beneficially owns more than 5% of the Common Stock.

                                                                                PERCENTAGE OF
                                                                                 SHARES OWNED
                                                                             --------------------
                                                      NUMBER OF SHARES        BEFORE      AFTER
                NAME AND ADDRESS                    BENEFICIALLY OWNED(1)    OFFERING    OFFERING
                ----------------                    ---------------------    --------    --------
EXECUTIVE OFFICERS AND DIRECTORS:
  Frank A. Argenbright, Jr.(2)..................          8,358,430            77.0%       61.7%
  Edwin R. Mellett(3)...........................            218,750             2.0         1.6
  Thomas J. Marano(3)...........................            110,000             1.0        *
  David L. Gamsey(3)............................             44,000            *           *
  A. Trevor Warburton...........................                 --              --          --
  Robert McCullough.............................                 --              --          --
  Hamish Leslie Melville........................             10,000            *           *
  All executive officers and directors as a
     group
     (8 persons)................................          8,741,180            77.9        62.8
OTHER 5% SHAREHOLDER:
  Caledonia Investments (Bermuda) Limited(4)....            850,000             7.8         6.3

---------------

 *  Less than 1.0%.
(1) Includes shares of Common Stock that may be acquired upon the exercise of stock options exercisable within 60 days. Each person named above has sole voting and dispositive power with respect to all shares listed opposite such person's name, except as otherwise noted.
(2) Includes (a) 522,090 shares beneficially owned by Argenbright Partners, L.P., of which a limited liability company managed by Mr. Argenbright and his spouse is the general partner and (b) 5,000 shares owned by Mr. Argenbright's spouse. If the Underwriters exercise the over-allotment option in full to purchase up to 353,430 shares from Argenbright Partners, L.P., Mr. Argenbright will beneficially own 8,005,000 shares of Common Stock, or 58.8% of the outstanding Common Stock. Mr. Argenbright's address is c/o AHL Services, Inc., Atlanta Financial Center, 3353 Peachtree Road, Northeast, Suite 1120, North Tower, Atlanta, Georgia 30026.
(3) Represents shares of Common Stock issuable pursuant to currently exercisable options.
(4) Represents shares of Common Stock beneficially owned by Caledonia Investments (Bermuda) Limited, an investment holding company ("Caledonia"). This information is included in reliance upon a Schedule 13D filed by Caledonia on April 2, 1997. Caledonia's address is c/o Caledonia Investments plc, Cayzer House, 1 Thomas More Street, London E1 9AR.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company is authorized to issue 55,000,000 shares of capital stock consisting of 50,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of preferred stock, no par value. Immediately prior to the date of this offering, 10,853,430 shares of Common Stock were outstanding and 1,099,500 shares of Common Stock were issuable pursuant to outstanding options to purchase Common Stock.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and do not have any cumulative voting rights. Subject to the prior rights of any outstanding preferred stock, each outstanding share of Common Stock is entitled to participate equally in any distribution of net assets made to the shareholders in liquidation of the Company and is entitled to participate equally in dividends as and when declared by the Board of Directors. There are no redemption, sinking fund, conversion, or preemptive rights with respect to the shares of Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

     The Board of Directors of the Company generally has the power to issue shares of preferred stock without shareholder approval. The Board of Directors is authorized to establish the rights, preferences and limitations of the undesignated stock and to divide such shares into one or more classes, with or without voting rights. The ability of the Board of Directors to issue additional shares could impede or deter an unsolicited tender offer or takeover proposal regarding the Company. Shares of undesignated stock could be issued with terms, provisions and rights which would make more difficult and, therefore, less likely, a takeover of the Company not approved by the Board of Directors. The rights of the holders of the Common Stock could be adversely affected by the future issuance of Preferred Stock. The Company has no current plans to issue any Preferred Stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF ARTICLES OF INCORPORATION AND BYLAWS

     The Company's Restated and Amended Articles of Incorporation and Bylaws provide for a five member Board of Directors to be elected to staggered one, two and three year terms and, thereafter, for successive three year terms. In addition, directors may only be removed from office for cause upon a vote of 70% of the Common Stock outstanding. The Articles of Incorporation and Bylaws also provide that they may not be amended in certain respects except pursuant to the vote of 70% of the Common Stock outstanding. These provisions of the Articles of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company.

GEORGIA ANTI-TAKEOVER STATUTES

     The Georgia Business Combination Code restricts certain business combinations with "interested shareholders" and contains fair price requirements applicable to certain mergers with certain "interested shareholders" that are summarized below. The restrictions imposed by these statutes will not apply to a corporation unless it elects to be governed by these statutes. The Company has elected to be covered by such restrictions.

     The Georgia business combination statute regulates business combinations such as mergers, consolidations, share exchanges and asset purchases where the acquired business has at least 100 shareholders residing in Georgia and has its principal office in Georgia, and where the acquiror became an "interested shareholder" of the corporation, unless either (i) the transaction resulting in such acquiror becoming an "interested shareholder" or the business combination received the approval of the corporation's board of directors prior to the date on which the acquiror became an "interested shareholder", or (ii) the acquiror became the owner of at least 90% of the outstanding voting stock of the corporation (excluding shares held by directors, officers and affiliates of the corporation and shares held by certain other persons) in the same transaction in which the acquiror became an "interested shareholder." For purposes of this statute, an "interested shareholder" generally is any person who directly or indirectly, alone or in concert with others, beneficially owns or controls 10% or more of the voting power of the outstanding voting shares of the corporation. The statute prohibits business combinations with an unapproved "interested shareholder" for a period of five years after the date on which such person became an "interested shareholder." The statute restricting business combinations is broad in its scope and is designed to inhibit unfriendly acquisitions.

     The Georgia fair price statute prohibits certain business combinations between a Georgia business corporation and an "interested shareholder" unless
(i) certain "fair price" criteria are satisfied, (ii) the business combination is unanimously approved by the continuing directors, (iii) the business combination is recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the "interested shareholder," or (iv) the interested shareholder has been such for at least three years and has not increased his ownership position in such three-year period by more than one percent in any twelve-month period. The fair price statute is designed to inhibit unfriendly acquisitions that do not satisfy the specified "fair price" requirements.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is First Union Shareholder Services.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of this offering, the Company will have 13,553,430 shares of Common Stock outstanding. Of these shares, 5,200,000 shares of Common Stock will be freely tradable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company, as defined under the Securities Act.

     The remaining 8,353,430 shares of Common Stock are "restricted shares" and are subject to restrictions under the Securities Act and lock-up agreements. Mr. Argenbright, who beneficially owns all of the restricted shares of Common Stock, as well as all persons holding currently exercisable stock options, have agreed not to sell, offer for sale, or otherwise dispose of any Common Stock for a period of 90 days from the date of this prospectus without the prior written consent of BT Alex. Brown Incorporated. Following expiration of the lock-up agreement, all of these restricted shares will become available for sale in the public market, subject to the volume and other limitations of Rule 144.

     In general, under Rule 144, a person (or person whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, including a person who may be deemed an affiliate of the Company, is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then-outstanding shares of Common Stock (approximately 135,534 shares after giving effect to this offering) or the average weekly trading volume of the Common Stock on the Nasdaq Stock Market during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about the Company. A person who has not been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned shares for at least two years would be entitled to sell such shares without regard to the volume limitations, manner of sale provisions and other requirements of Rule 144.

     In addition, the Company has registered on Form S-8 under the Securities Act all shares of Common Stock subject to outstanding options or future grants under the Company's Stock Option Plan. Shares covered by this registration statement will be eligible for sale after the lock-up agreements with the Underwriters have expired. Prior to consummation of this offering, the Company intends to register the shares of Common Stock issuable pursuant to the Company's employee stock purchase plan.

     Sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their representatives, BT Alex. Brown Incorporated, Credit Suisse First Boston Corporation and The Robinson-Humphrey Company, LLC (the "Representatives"), have severally agreed to purchase from the Company the following respective number of shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                              NUMBER OF
                        UNDERWRITERS                           SHARES
                        ------------                          ---------
BT Alex. Brown Incorporated.................................
Credit Suisse First Boston Corporation......................
The Robinson-Humphrey Company, LLC..........................

                                                              ---------
          Total.............................................  2,700,000
                                                              =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase the total number of shares of Common Stock offered hereby if any of such shares are purchased.

     The Company and the Selling Shareholder have been advised by the Representatives of the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a
concession not in excess of $     per share. The Underwriters may allow, and
such dealers may reallow, a concession not to exceed $     per share to certain
other dealers. After commencement of the public offering, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

     The Company and the Selling Shareholder have granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 51,570 shares and 353,430 shares, respectively, of Common Stock at the public offering price set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock purchased by each of them as shown in the above table, bears to 2,700,000, and the Company and the Selling Shareholder will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 2,700,000 shares are being offered.

     In connection with this offering, certain Underwriters may engage in passive market making transactions in the Common Stock on the Nasdaq National Market immediately prior to the commencement of sales in this offering in accordance with Rule 103 of Regulation M. Passive market making consists of displaying bids on the Nasdaq National Market limited by the bid prices of independent market makers and making purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock during a specified period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

     Subject to applicable limitations, the Underwriters, in connection with this offering, may place bids for or make purchases of the Common Stock in the open market or otherwise, for long or short account, or cover short positions incurred, to stabilize, maintain or otherwise affect the price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market. There can be no assurance that the price of the Common Stock will be stabilized, or that stabilizing, if commenced, will not be discontinued at any time. Subject to applicable limitations, the Underwriters may also place bids or make purchases on behalf of the underwriting syndicate to reduce a short position created in connection with this offering. The Underwriters are not required to engage in these activities and may end these activities at any time.

     The Underwriting Agreement contains covenants of indemnity and contribution between the Underwriters and the Company and the Selling Shareholder with respect to certain civil liabilities, including liabilities under the Securities Act.

     The Company's directors and executive officers, who following the offering will beneficially own an aggregate of 8,741,180 shares of Common Stock, and the Company have agreed not to offer, sell or otherwise dispose of any of such Common Stock or any shares of Common Stock issuable upon exercise of any options for Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent of BT Alex. Brown Incorporated.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by King & Spalding, Atlanta, Georgia. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Piper & Marbury L.L.P., Baltimore, Maryland.

                                    EXPERTS

     The financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                             ADDITIONAL INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 at prescribed rates or through the Commission's Internet address at "http://www.sec.gov". The Company's Common Stock is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such shares of Common Stock, reference is hereby made to such Registration Statement and to the exhibits and schedules thereto. The Registration Statement can be inspected without charge at the office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's

Regional Offices at Seven World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at prescribed rates from the public reference section of the SEC, Washington, D.C. 20549. The Registration Statement may also be obtained through the Commission's Internet address at "http://www.sec.gov".

                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................  F-2
Combined Balance Sheets as of December 31, 1995 and 1996 and
  June 30, 1997 (unaudited).................................  F-3
Combined Statements of Operations for the Years Ended
  December 31, 1994,
  1995 and 1996 and the Six Months Ended June 30, 1996 and
  1997 (unaudited)..........................................  F-4
Combined Statements of Shareholder's Equity for the Years
  Ended December 31, 1994, 1995 and 1996 and the Six Months
  Ended June 30, 1997 (unaudited)...........................  F-5
Combined Statements of Cash Flows for the Years Ended
  December 31, 1994,
  1995 and 1996 and the Six Months Ended June 30, 1996 and
  1997 (unaudited)..........................................  F-6
Notes to Combined Financial Statements......................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To AHL Services:

     We have audited the accompanying combined balance sheets of ARGENBRIGHT HOLDINGS LIMITED (a Georgia corporation) AND THE ADI GROUP LIMITED (an English corporation) (collectively "AHL SERVICES") as of December 31, 1995 and 1996 and the related combined statements of operations, shareholder's equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AHL Services as of December 31, 1995 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP
Atlanta, Georgia
February 28, 1997

                                  AHL SERVICES

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                    DECEMBER 31,
                                                              -------------------------    JUNE 30,
                                                                 1995          1996          1997
                                                              -----------   -----------   -----------
                                                                                          (UNAUDITED)
                                        ASSETS
CURRENT ASSETS:
  Cash......................................................    $ 1,169       $ 1,842       $ 3,298
  Restricted cash...........................................      2,287             0             0
  Accounts receivable, less allowance for doubtful accounts
    of $200, $341 and $420, in 1995, 1996 and 1997..........     27,452        34,692        35,083
  Due from related parties..................................        113           269             0
  Uniforms in service, net..................................      1,388         1,987         1,947
  Prepaid expenses and other................................      1,548         2,085         3,686
                                                                -------       -------       -------
         Total current assets...............................     33,957        40,875        44,014
                                                                -------       -------       -------
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
  $6,846, $8,308 and $9,253 in 1995, 1996 and 1997..........      5,282         5,674         7,883
                                                                -------       -------       -------
INTANGIBLES, net of accumulated amortization of $211, $497
  and $527 in 1995, 1996 and 1997...........................        380         4,141         9,796
                                                                -------       -------       -------
DEFERRED INCOME TAXES.......................................        595           708           708
                                                                -------       -------       -------
OTHER ASSETS................................................        473           555           507
                                                                -------       -------       -------
                                                                $40,687       $51,953       $62,908
                                                                =======       =======       =======
                         LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................    $ 4,199       $ 4,667       $ 2,257
  Accrued payroll and other liabilities.....................     11,260        15,413        16,663
  Current portion of self-insurance reserves................        440           640           760
  Income taxes payable......................................      3,580         1,018         2,030
  Current portion of long-term debt.........................      1,089         1,617           725
  Deferred income taxes.....................................        173           167           211
                                                                -------       -------       -------
         Total current liabilities..........................     20,741        23,522        22,646
                                                                -------       -------       -------
LONG-TERM DEBT, less current portion........................     13,959        19,178         7,808
                                                                -------       -------       -------
SELF-INSURANCE RESERVES, less current portion...............      1,760         2,560         3,040
                                                                -------       -------       -------
DEFERRED INCOME TAXES.......................................          0            50             0
                                                                -------       -------       -------
DEBT GUARANTEES, COMMITMENTS AND CONTINGENCIES (Notes 6, 7
  and 10)
REDEEMABLE WARRANT..........................................          0           706             0
                                                                -------       -------       -------
NOTE PAYABLE TO SHAREHOLDER.................................        650           528             0
                                                                -------       -------       -------
SHAREHOLDER'S EQUITY:
  Common stock of Argenbright, $1 par value; 50,000 shares
    authorized, 500, 500 and no shares issued and
    outstanding in 1995, 1996 and 1997......................          1             1             0
  Common stock of ADI, no par value; 5,000,000 shares
    authorized, 296,868, 296, 868 and no shares issued and
    outstanding in 1995, 1996 and 1997......................          0             0             0
  Preferred stock of AHL Services, Inc., no par value;
    5,000,000 shares authorized; no shares outstanding......          0             0             0
  Common Stock of AHL Services, Inc., $.01 par value;
    50,000,000 shares authorized, 10,853,430 shares issued
    and outstanding at June 30, 1997........................          0             0           109
  Cumulative translation adjustment.........................          2            74            71
  Paid in capital...........................................          0             0        21,978
  Retained earnings.........................................      3,869         5,952         7,256
  Due from shareholder......................................       (295)         (618)            0
                                                                -------       -------       -------
    Shareholder's equity, net...............................      3,577         5,409        29,414
                                                                -------       -------       -------
                                                                $40,687       $51,953       $62,908
                                                                =======       =======       =======

 The accompanying notes are an integral part of these combined balance sheets.

                                  AHL SERVICES

                       COMBINED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            SIX MONTHS ENDED
                                             YEARS ENDED DECEMBER 31,           JUNE 30,
                                          ------------------------------   -------------------
                                            1994       1995       1996       1996       1997
                                          --------   --------   --------   --------   --------
                                                                               (UNAUDITED)
REVENUES................................  $123,234   $168,601   $210,153   $ 93,162   $124,194
OPERATING EXPENSES:
  Cost of services......................    91,873    124,491    155,926     68,883     92,769
  Field operating.......................    20,931     30,328     37,492     16,680     20,266
  Corporate general and
     administrative.....................     8,797     10,938     11,692      5,712      7,103
                                          --------   --------   --------   --------   --------
          Total operating expenses......   121,601    165,757    205,110     91,275    120,138
                                          --------   --------   --------   --------   --------
OPERATING INCOME........................     1,633      2,844      5,043      1,887      4,056
INTEREST EXPENSE, net...................       904      1,309      1,726        610        818
OTHER INCOME, net.......................       (26)      (820)      (301)      (138)      (242)
                                          --------   --------   --------   --------   --------
INCOME BEFORE INCOME TAXES AND
  EXTRAORDINARY ITEMS...................       755      2,355      3,618      1,415      3,480
INCOME TAX PROVISION....................       627        917      1,447        566      1,375
                                          --------   --------   --------   --------   --------
INCOME BEFORE EXTRAORDINARY ITEMS.......       128      1,438      2,171        849      2,105
EXTRAORDINARY ITEMS FOR EARLY
  EXTINGUISHMENT OF DEBT, NET OF TAXES
  OF $257...............................         0          0          0          0       (385)
                                          --------   --------   --------   --------   --------
NET INCOME..............................  $    128   $  1,438   $  2,171   $    849   $  1,720
                                          ========   ========   ========   ========   ========

INCOME BEFORE EXTRAORDINARY ITEMS PER
  COMMON AND COMMON EQUIVALENT SHARES...                        $   0.25   $   0.10   $   0.21
                                                                ========   ========   ========
EXTRAORDINARY ITEMS PER COMMON AND
  COMMON EQUIVALENT SHARES..............                        $      0   $      0   $  (0.04)
                                                                ========   ========   ========
NET INCOME PER COMMON AND COMMON
  EQUIVALENT SHARES.....................                        $   0.25   $   0.10   $   0.17
                                                                ========   ========   ========
WEIGHTED AVERAGE COMMON AND COMMON
  EQUIVALENT SHARES.....................                           8,557      8,557      9,895
                                                                ========   ========   ========

   The accompanying notes are an integral part of these combined statements.

                                  AHL SERVICES

                  COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                         ARGENBRIGHT            ADI
                        COMMON STOCK       COMMON STOCK      AHL SERVICES, INC.    CUMULATIVE
                       ---------------   -----------------   -------------------   TRANSLATION   RETAINED   PAID IN    DUE FROM
                       SHARES   AMOUNT    SHARES    AMOUNT     SHARES     AMOUNT   ADJUSTMENT    EARNINGS   CAPITAL   SHAREHOLDER
                       ------   ------   --------   ------   ----------   ------   -----------   --------   -------   -----------
BALANCE, December 31,
  1993...............    500      $1      296,868     $0              0    $  0        $ 17       $2,303    $     0      $(198)
  Translation
    adjustment.......      0       0            0      0              0       0           1            0          0          0
  Net income.........      0       0            0      0              0       0           0          128          0          0
                        ----      --     --------     --     ----------    ----        ----       ------    -------      -----
BALANCE, December 31,
  1994...............    500       1      296,868      0              0       0          18        2,431          0       (198)
  Increase in due
    from
    shareholder......      0       0            0      0              0       0           0            0          0        (97)
  Translation
    adjustment.......      0       0            0      0              0       0         (16)           0          0          0
  Net income.........      0       0            0      0              0       0           0        1,438          0          0
                        ----      --     --------     --     ----------    ----        ----       ------    -------      -----
BALANCE, December 31,
  1995...............    500       1      296,868      0              0       0           2        3,869          0       (295)
  Increase in due
    from
    shareholder......      0       0            0      0              0       0           0            0          0       (323)
  Accretion of
    redeemable
    warrant..........      0       0            0      0              0       0           0          (88)         0          0
  Translation
    adjustment.......      0       0            0      0              0       0          72            0          0          0
  Net income.........      0       0            0      0              0       0           0        2,171          0          0
                        ----      --     --------     --     ----------    ----        ----       ------    -------      -----
BALANCE, December 31,
  1996...............    500       1      296,868      0              0       0          74        5,952          0       (618)
Reorganization (Note
  1).................   (500)     (1)    (296,868)     0      8,353,430      84           0         (372)         0          0
Issuance of Common
  Stock..............      0       0            0      0      2,500,000      25           0            0     21,978          0
Accretion of
  Redeemable
  Warrant............      0       0            0      0              0       0           0          (44)         0          0
Decrease in due from
  shareholder........      0       0            0      0              0       0           0            0          0        618
Translation
  Adjustment.........      0       0            0      0              0       0          (3)           0          0          0
Net Income...........      0       0            0      0              0       0           0        1,720          0          0
                        ----      --     --------     --     ----------    ----        ----       ------    -------      -----
Balance, June 30,
  1997 (unaudited)...      0      $0            0     $0     10,853,430    $109        $ 71       $7,256    $21,978      $   0
                        ====      ==     ========     ==     ==========    ====        ====       ======    =======      =====


                        TOTAL
                       -------
BALANCE, December 31,
  1993...............  $ 2,123
  Translation
    adjustment.......        1
  Net income.........      128
                       -------
BALANCE, December 31,
  1994...............    2,252
  Increase in due
    from
    shareholder......      (97)
  Translation
    adjustment.......      (16)
  Net income.........    1,438
                       -------
BALANCE, December 31,
  1995...............    3,577
  Increase in due
    from
    shareholder......     (323)
  Accretion of
    redeemable
    warrant..........      (88)
  Translation
    adjustment.......       72
  Net income.........    2,171
                       -------
BALANCE, December 31,
  1996...............    5,409
Reorganization (Note
  1).................     (289)
Issuance of Common
  Stock..............   22,003
Accretion of
  Redeemable
  Warrant............      (44)
Decrease in due from
  shareholder........      618
Translation
  Adjustment.........       (3)
Net Income...........    1,720
                       -------
Balance, June 30,
  1997 (unaudited)...  $29,414
                       =======

   The accompanying notes are an integral part of these combined statements.

                                  AHL SERVICES

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                       SIX MONTHS
                                                                  YEARS ENDED DECEMBER 31,           ENDED JUNE 30,
                                                              --------------------------------    --------------------
                                                               1994        1995        1996         1996        1997
                                                              -------    --------    ---------    --------    --------
                                                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income.................................................  $   128    $  1,438    $   2,171    $    849    $  1,720
                                                              -------    --------    ---------    --------    --------
 Adjustments to reconcile net income to net cash provided by
   (used in) operating activities:
     Extraordinary items....................................        0           0            0           0         385
     Depreciation and amortization..........................    2,060       3,897        4,158       1,376       2,482
     (Gain) loss on sales of subsidiary.....................        0        (823)        (325)        (81)          2
     Loss on sales of assets................................        6           0          133           0           0
     Amortization of debt discount..........................        0           0          180           0          93
     Minority interest in net income........................      (32)        (26)           0           0           0
     Changes in assets and liabilities, net of assets of
       acquired businesses:
         Accounts receivable, net...........................   (2,630)    (12,511)      (7,860)      1,109        (626)
         Due from related parties...........................      (40)        305         (538)         10         205
         Uniforms in service, net...........................   (1,006)     (1,912)      (2,575)        433      (1,048)
         Prepaid expenses and other.........................   (3,738)      1,343        3,304       1,398      (1,953)
         Accounts payable...................................    1,685        (343)         141        (137)     (2,386)
         Accrued payroll and other liabilities..............    3,114       2,844        4,068      (1,658)        903
         Self-insurance reserves............................      773       1,427        1,000         750         600
         Income taxes payable...............................      118       1,769       (2,634)       (985)      1,283
         Deferred income taxes..............................     (306)       (949)         (42)          6           0
                                                              -------    --------    ---------    --------    --------
       Total adjustments....................................        4      (4,979)        (990)      2,221         (60)
                                                              -------    --------    ---------    --------    --------
       Net cash provided by (used in) operating
         activities.........................................      132      (3,541)       1,181       3,070       1,660
                                                              -------    --------    ---------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment, net...................   (1,254)     (2,571)      (1,974)       (551)       (992)
 Proceeds from sale of property and equipment...............        0           0          245           0           0
 Proceeds from sale of subsidiary...........................        0         975          325          81           0
 Purchase of businesses.....................................        0           0       (2,500)          0      (5,655)
 Other activities, net......................................       77           0         (102)          0        (136)
                                                              -------    --------    ---------    --------    --------
       Net cash used in investing activities................   (1,177)     (1,596)      (4,006)       (470)     (6,783)
                                                              -------    --------    ---------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Repayment of long-term debt................................   (1,550)       (909)      (1,609)       (599)     (5,848)
 Repayments of line of credit...............................  (85,658)   (115,617)    (142,350)    (65,761)    (69,318)
 Borrowings under line of credit............................   88,623     107,938      144,094      63,300      59,119
 Proceeds from IPO..........................................        0           0            0           0      23,250
 Expenses of IPO............................................        0           0            0           0        (818)
 Repurchase of outstanding warrants.........................        0           0            0           0        (750)
 Proceeds from refinancing of debt..........................        0      13,965            0           0           0
 Proceeds from issuance of long-term debt...................        0           0        4,000           0           0
 (Increase) decrease in due from shareholder................        0         (97)        (323)          0         618
 Repayment of notes from shareholder........................        0           0            0           0         346
 Repayment of note payable to shareholder...................     (200)          0         (122)          0           0
 Payment of debt issuance costs.............................     (149)       (166)        (340)          0           0
                                                              -------    --------    ---------    --------    --------
       Net cash provided by (used in) financing
         activities.........................................    1,066       5,114        3,350      (3,060)      6,599
                                                              -------    --------    ---------    --------    --------
EFFECT OF EXCHANGE RATES ON CASH............................       53         (18)         148          15         (20)
                                                              -------    --------    ---------    --------    --------
NET CHANGE IN CASH..........................................       74         (41)         673        (445)      1,456
CASH AT BEGINNING OF PERIOD.................................    1,136       1,210        1,169       1,169       1,842
                                                              -------    --------    ---------    --------    --------
CASH AT END OF PERIOD.......................................  $ 1,210    $  1,169    $   1,842    $    724    $  3,298
                                                              =======    ========    =========    ========    ========
CASH PAID DURING THE PERIOD FOR:
 Interest...................................................  $   827    $  1,381    $   1,427    $    610    $    818
                                                              =======    ========    =========    ========    ========
 Income taxes...............................................  $   791    $    562    $   2,538    $  1,391    $    130
                                                              =======    ========    =========    ========    ========
NONCASH INVESTING AND FINANCING ACTIVITIES:
 Equipment purchases under capital lease obligations........  $   413    $    530    $     546    $      0    $    472
                                                              =======    ========    =========    ========    ========
 Redeemable warrant issued in connection with Sirrom
   Notes....................................................  $     0    $      0    $     618    $      0    $      0
                                                              =======    ========    =========    ========    ========
 Accretion of redeemable warrant............................  $     0    $      0    $      88    $      0    $     44
                                                              =======    ========    =========    ========    ========
 Notes issued for Intersec acquisition......................  $     0    $      0    $   1,155    $      0    $      0
                                                              =======    ========    =========    ========    ========
 Contribution of real estate................................  $     0    $      0    $       0    $      0    $  1,637
                                                              =======    ========    =========    ========    ========
 Forgiveness of note payable to shareholder.................  $     0    $      0    $       0    $      0    $    528
                                                              =======    ========    =========    ========    ========
 Assumption of real estate debt.............................  $     0    $      0    $       0    $      0    $  2,532
                                                              =======    ========    =========    ========    ========

   The accompanying notes are an integral part of these combined statements.

                                  AHL SERVICES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996

1. DESCRIPTION OF THE BUSINESS

     The accompanying AHL Services financial statements represent the combination of the consolidated financial statements of Argenbright Holdings Limited ("Argenbright") and The ADI Group Limited and its predecessor entities ("ADI") (collectively, "AHL" or the "Company"). The Company provides pre-departure screening, passenger profiling, commercial security, shuttle bus, cargo handling and other services primarily throughout the United States, the United Kingdom, France and Germany to various customers, including airlines, governmental entities, corporations and other enterprises. Frank A. Argenbright, Jr. (the "sole shareholder") beneficially owns all of the outstanding shares of Common Stock of both Argenbright and ADI.

     On February 1, 1997, Mr. Argenbright contributed all of the outstanding shares of Common Stock of Argenbright and ADI to AHL. In addition to the contribution of the shares of Argenbright and ADI to AHL, Mr. Argenbright contributed certain real estate, a portion of which was previously rented by the Company (with the Company assuming the related mortgage debt) and a note with a balance of $528,000 as of December 31, 1996 payable by the Company to Mr. Argenbright (collectively the "Reorganization"). All of these transactions were brought forward at historical values. Effective with the Reorganization, the capital structure of AHL consists of 50,000,000 shares authorized, 8,353,430 shares issued and outstanding of $.01 par value Common Stock and 5,000,000 shares authorized, 0 shares issued and outstanding of no par value preferred stock. Shares outstanding and all other references to shares of Common Stock as of June 30 and December 31, 1996 are pro forma to give effect to the revised capital structure.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF COMBINATION

     The accompanying combined financial statements include the accounts of Argenbright and its wholly-owned subsidiaries and ADI and its wholly-owned subsidiaries. All significant intercompany accounts have been eliminated.

FISCAL YEAR-END

     Argenbright maintains its books using a 52/53-week fiscal year ending on the last Friday in December. Fiscal years 1994, 1995 and 1996 contain 52 weeks. The end of Argenbright's 1996 fiscal year was December 27. ADI's fiscal year-end is December 31. For purposes of the combined financial statements, the year-end is stated as of December 31. The impact of the use of different year-ends is immaterial.

PRESENTATION

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

UNAUDITED INTERIM FINANCIAL INFORMATION

     The accompanying financial statements and footnote data as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 are unaudited. In the opinion of the management of the Company, these financial statements reflect all adjustments, consisting only of normal and recurring

                                  AHL SERVICES
adjustments, necessary for a fair presentation of the financial statements. The results of operations for the six months ended June 30, 1996 and 1997, are not necessarily indicative of the results that may be expected for the full year.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include highly liquid investments with original purchase maturities of three months or less.

RESTRICTED CASH

     During 1995, the Company was required to maintain an insurance collateral account. The cash, which was held in an interest-bearing trust account, was restricted to offset any potential claims. In January 1996, the account was closed, and the cash was returned to the Company and applied against the outstanding line of credit. The collateral account was satisfied with letters of credit.

UNIFORMS IN SERVICE

     Uniforms in service are recorded at cost and are amortized over their estimated useful life of 18 months.

START-UP COSTS

     One-time, nonrecurring and incremental out-of-pocket expenditures directly related to and incurred during the start-up phase of new major contracts, typically 3 to 6 months, are deferred and amortized on a straight-line basis over a period not to exceed 12 months. Amortization begins upon the conclusion of the start-up period. There were no capitalized start-up costs at December 31, 1995 and 1996.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method over estimated useful lives of 2 to 10 years for office furniture and equipment and transportation equipment and 25 years for buildings. Leasehold improvements are amortized over the lesser of their useful lives or the lives of the related leases.

     At December 31, 1995 and 1996, property and equipment was comprised of the following items:

                                                               1995       1996
                                                              -------    -------
                                                                (IN THOUSANDS)
Buildings and leasehold improvements........................  $ 1,345    $ 1,493
Office furniture and equipment..............................    5,313      6,223
Transportation equipment....................................    5,470      6,266
                                                              -------    -------
                                                               12,128     13,982
Less accumulated depreciation...............................    6,846      8,308
                                                              -------    -------
                                                              $ 5,282    $ 5,674
                                                              =======    =======

                                  AHL SERVICES

OTHER INTANGIBLES

     Goodwill and other intangibles are amortized using the straight-line method over periods ranging up to 40 years. Amortization expense for goodwill and other intangibles was $184,000, $153,000 and $236,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

ACCOUNTS PAYABLE

     Accounts payable include book overdrafts created by outstanding checks. At December 31, 1995 and 1996, the book overdrafts totaled $1,564,000 and $2,098,000, respectively.

REVENUE RECOGNITION

     The Company recognizes revenues as services are performed. At December 31, 1995 and 1996, the Company recorded $7,843,000 and $9,957,000, respectively, of unbilled revenues, which is included in accounts receivable.

NET INCOME PER SHARE

     Net income per share is computed using the weighted average number of shares of Common Stock and dilutive common stock equivalent shares ("CSEs") from stock options and warrants (using the treasury stock method). Pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common stock and CSEs issued at prices below the expected public offering price during the 12-month period prior to the Company's planned Offering have been included in the calculation as if they were outstanding for all periods prior to the Offering, regardless of whether they are dilutive (using the treasury stock method). Net income is not reduced by the $88,000 provision for accretion of the redeemable warrant redemption value because the calculation assumes that the related Common Stock was outstanding in lieu of the Redeemable Warrant (Notes 6 and 8).

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings Per Share" which specifies the computation, presentation, and disclosure requirements for earnings per share. The Company will be required to adopt SFAS No. 128 in the fourth quarter 1997. All prior period earnings per share data will be restated to conform with the provisions of SFAS No. 128. Based on a preliminary evaluation of this Standards' requirements, the Company does not expect the per share amounts reported under SFAS No. 128 to be materially different from those calculated and presented under Accounting Principles Board Opinion. No. 15.

LONG-LIVED ASSETS

     In October 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company's adoption of SFAS No. 121 in the first quarter of 1996 did not have a material impact on the Company's financial statements.

FOREIGN CURRENCY TRANSLATION AND EXPOSURE

     All asset and liability accounts of foreign subsidiaries are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Shareholder's equity is translated at historical rates. All income statement accounts of foreign subsidiaries are translated at average exchange rates during the year. Resulting translation adjustments arising from these translations are charged or credited directly to shareholder's equity. Gains or losses on foreign currency transactions are included in income as incurred. The denomination of foreign subsidiaries' account balances in their local currency exposes the Company to certain foreign exchange rate risks. The Company addresses the

                                  AHL SERVICES
exposure by financing most working capital needs in the applicable foreign currencies. The Company does not engage in other purchased hedging transactions to reduce any remaining exposure to fluctuations in foreign currency exchange rates. However, management does not believe the remaining risks to be significant.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The book values of cash, trade accounts receivable and trade accounts payable approximate their fair values principally because of the short-term maturities of these instruments. The fair value of the Company's long-term debt is estimated based on current rates offered to the Company for debt of similar terms and maturities. Under this method, the Company's fair value of long-term debt was not significantly different than the stated value at December 31, 1995 and 1996.

SIGNIFICANT CUSTOMER CONCENTRATION

     During the years ended December 31, 1994, 1995 and 1996, the following clients individually accounted for more than 10% of the Company's revenues:

                                                                  DECEMBER 31,
                                                              --------------------
                                                              1994    1995    1996
                                                              ----    ----    ----
                                                               (PERCENT OF TOTAL
                                                                   REVENUES)
Customer A..................................................  29.1%   23.6%   23.1%
Customer B..................................................  16.6    15.7    12.6
Customer C..................................................   *      10.5    11.3

---------------

* Accounted for less than 10% of total revenues for the period indicated.

     In addition, a substantial portion of the Company's revenues is from clients in the aviation industry. As of December 31, 1995 and 1996, approximately 40.4% and 37.9%, respectively, of the Company's accounts receivable were from three clients. The Company's policy does not require significant collateral or other security to support such receivables.

3. SALE OF SUBSIDIARY

     In October 1995, the Company sold substantially all of the assets of Intergram, Inc., Argenbright's wholly-owned subsidiary which provided drug testing, for $1,300,000, of which $975,000 was received in cash and the remaining $325,000 was in the form of a note receivable. During fiscal 1995, the cash portion of the sale resulted in a gain of $823,000, which is reflected in the accompanying statements of operations as other income, net in 1995. The balance of the gain reflected by the note receivable of $325,000 was recognized during 1996 upon receipt of the proceeds.

4. ACQUISITION

     In July 1996, the Company acquired Intersec, Inc. ("Intersec") for $2,500,000 in cash and $1,155,000 in the form of notes payable. The transaction was accounted for as a purchase. Intangibles of approximately $3,605,000 were recognized in connection with the purchase, of which $250,000 was allocated to purchased customer contracts and $75,000 to non-compete agreements that are being amortized over 5 and 10 years, respectively, and which $3,280,000 was allocated to goodwill that is being amortized over 40 years. The combined financial statements include the operating results of Intersec from the date of acquisition.

                                  AHL SERVICES

     The Company's unaudited pro forma results of operations are presented assuming that the Intersec acquisition had been consummated January 1 of each year presented and are not necessarily indicative of the results of operations which would have actually been obtained for the years ended December 31, 1995 and 1996:

                                                                1995       1996
                                                              --------   --------
                                                                (IN THOUSANDS)
Pro forma revenue...........................................  $178,361   $216,540
                                                              ========   ========
Pro forma net income........................................  $  1,067   $  2,131
                                                              ========   ========
Pro forma earnings per share................................             $   0.25
                                                                         ========

     Pro forma adjustments were recorded to include (i) increased net interest expense to reflect interest expense on long-term debt that would have been incurred to finance the purchase, (ii) increased depreciation and amortization expense as a result of the excess of the purchase price over the book value, and
(iii) provision for income taxes for net income of the acquired company and for pro forma adjustments. No pro forma adjustments have been made for rent and owners compensation, which were eliminated upon purchase.

5. INCOME TAXES

     The income tax provision (benefit) consists of the following as of December 31, 1994, 1995 and 1996:

                                                              1994   1995     1996
                                                              ----   -----   ------
                                                                 (IN THOUSANDS)
Current:
  Federal...................................................  $265   $ 861   $  517
  State.....................................................   165     153       76
  Foreign...................................................   181     852      785
                                                              ----   -----   ------
                                                               611   1,866    1,378
                                                              ----   -----   ------
Deferred:
  United States.............................................   (50)   (630)      39
  Foreign...................................................    66    (319)      30
                                                              ----   -----   ------
                                                                16    (949)      69
                                                              ----   -----   ------
          Total.............................................  $627   $ 917   $1,447
                                                              ====   =====   ======

     The reconciliation of the federal statutory rate to the Company's effective tax provision is as follows:

                                                              1994     1995    1996
                                                              -----    ----    ----
Statutory federal tax rate..................................   34.0%   34.0%   34.0%
State income taxes, net of federal benefit..................    8.6     2.5     2.0
Effect of foreign losses and foreign taxes greater than U.S.
  statutory federal rate....................................   22.8     0.0     2.2
Other.......................................................   17.6     2.4     1.8
                                                              -----    ----    ----
          Total.............................................   83.0%   38.9%   40.0%
                                                              =====    ====    ====

                                  AHL SERVICES

     Deferred income taxes reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts. The tax effect of significant temporary differences representing deferred tax assets and liabilities is as follows as of December 31, 1995 and 1996:

                                                               1995         1996
                                                              -------      ------
                                                                (IN THOUSANDS)
Deferred tax assets:
  Allowance for doubtful accounts...........................  $    80      $  115
  Targeted jobs tax credit..................................      141           0
  Self-insurance reserves...................................      880       1,229
  Accruals..................................................        0         339
  Other.....................................................        0          61
                                                              -------      ------
                                                                1,101       1,744
                                                              -------      ------
Deferred tax liabilities:
  Tax depreciation in excess of book........................      (85)       (351)
  Prepaid expenses currently deductible.....................     (429)       (882)
  Other.....................................................     (165)        (20)
                                                              -------      ------
                                                                 (679)     (1,253)
                                                              -------      ------
          Net deferred tax asset............................  $   422      $  491
                                                              =======      ======

6. LONG-TERM DEBT

     At December 31, 1995 and 1996, long-term debt consisted of the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1995       1996
                                                              -------    -------
                                                                (IN THOUSANDS)
Revolving lines of credit, interest at prime (8.25% at
  December 31, 1996) with a LIBOR option at LIBOR plus 2.5%
  (8.25% at December 31, 1996), due in full in December
  1998......................................................  $12,166    $14,088

Term note, interest at prime plus .75% (9.0% at December 31,
  1996) with a LIBOR option at LIBOR plus 3.0% (8.75% at
  December 31, 1996), payable in 36 equal monthly
  installments through December 1998........................    1,500        542
Subordinated notes payable to Sirrom Capital Corporation
  ("Sirrom" or "Sirrom Notes"), interest at 13.5%, principal of $3,500,000 due July 9, 2001, secured by a second
  security interest in substantially all of the assets of
  Argenbright...............................................        0      3,130
Subordinated notes payable to former owners of Intersec,
  interest at 9%, payable in varying installments through
  April 1998................................................        0      1,155
Transportation and other equipment notes payable, interest
  ranging from 7% to 15%, payable monthly through 2001,
  secured by related equipment..............................    1,357      1,780
Other.......................................................       25        100
                                                              -------    -------
                                                               15,048     20,795
Less current portion........................................    1,089      1,617
                                                              -------    -------
                                                              $13,959    $19,178
                                                              =======    =======

                                  AHL SERVICES

     Future aggregate annual maturities of long-term debt are as follows as of December 31, 1996:

                                                              (IN THOUSANDS)
1997........................................................     $ 1,617
1998........................................................      15,197
1999........................................................         256
2000........................................................         188
2001........................................................       3,308
Thereafter..................................................         229
                                                                 -------
                                                                 $20,795
                                                                 =======

     In December 1995, the Company refinanced its revolving line of credit ("revolver"), raising the availability to $25,000,000, of which $20,000,000 is denominated in U.S. dollars and $5,000,000 is denominated in either U.S. dollars or pounds sterling, at the Company's option. Borrowings are based on a percentage of accounts receivable, less amounts outstanding under letters of credit. At December 31, 1996, $14,088,000 was outstanding and $7,527,000 was available under the revolver. In January 1996, $3,320,000 of the availability was utilized via the issuance of letters of credit in connection with the Company's insurance program. Concurrent with the issuance of the letters of credit, restricted cash of $2,287,000 was returned to the Company and applied against the revolver. Any unpaid balance on the revolver is due upon expiration of the agreement in December 1998. The revolver is secured by substantially all of the Company's assets. In addition, the revolver is subject to certain restrictive covenants, including maintaining minimum tangible net worth and a specified debt-to-net worth ratio, and is personally guaranteed by the Company's chairman and sole shareholder. In connection with the refinancing, the Company entered into a term note agreement with financial covenants and other restrictions similar to the revolver.

     The Sirrom Notes were issued in July 1996 for $3,500,000. As discussed in
Note 8, a warrant ("Redeemable Warrant") to purchase 3.5% of Argenbright's common shares for an exercise price of $18.00 was issued with the notes (before adjustment associated with the Reorganization). The value of this warrant at issuance was determined to be $618,000 based on the relative fair value of the warrant to the notes. A corresponding amount of the proceeds that has been allocated to the warrant, net of deferred tax effects, has been accounted for as a debt discount and is being amortized over the expected life of the related notes using the effective interest method. At December 31, 1996, the unamortized debt discount amounted to $370,000.

     Under the terms of a contract with a major airline customer, the customer will buy all buses used by the Company to serve the customer if the customer terminates the contract prior to the expiration date, which has been extended through 1997. The purchase price paid by the customer for each bus would be equal to the remaining balance owed by the Company on debt secured by the bus or $500, whichever is greater. The related debt balance at December 31, 1995 and 1996 totaled $239,000 and $92,000, respectively, and is included in transportation equipment notes payable.

     See Note 7 regarding the Company's guarantee of outstanding debt of the Company's chairman and sole shareholder.

  June 30, 1997 (unaudited)

     On May 2, 1997, the Company and its lender, First Union National Bank, entered into a new three year credit facility which increased the maximum borrowings to $35 million, lowered the interest rate to Prime or LIBOR plus 150 basis points and reduced certain other fees associated with

                                  AHL SERVICES
the credit facility. The credit facility is to be used for general working capital purposes and to fund future acquisitions.

7. RELATED PARTY TRANSACTIONS

     The note payable to shareholder at December 31, 1995 and 1996 consists of a $650,000 and $528,000, respectively subordinated note payable to the Company's chairman and sole shareholder, due in full on March 23, 1999, including interest at 12%. The Company incurred interest expense of $78,000 and $75,000 in 1995 and 1996 related to the aforementioned note.

     In addition to the note payable discussed above, the Company has other transactions with the Company's chairman and sole shareholder and other companies related by common ownership, including Argenbright Investments, Inc., Argenbright Leasing, Inc., and other affiliates. Significant related-party transactions during 1994, 1995 and 1996 are as follows:

     - Unsecured, noninterest-bearing advances were made to the Company's chairman and sole shareholder totaling $295,000 and $449,000 at December 31, 1995 and 1996, respectively, which are included in due from shareholder, a component of shareholder's equity, in the accompanying balance sheets. Additionally, the Company's assets, as of December 31, 1996, included $77,000 of deposits paid on behalf of the sole shareholder.

     - Unsecured, non-interest bearing advances were made to the sole shareholder in connection with certain real estate holdings totaling $169,000 at December 31, 1996. Effective February 1, 1997 the underlying real estate was contributed to the Company (Note 12) and the amounts owed became a liability of the sole shareholder. The amounts are included in due from shareholder in the accompanying balance sheets.

     - Unsecured, noninterest-bearing advances were made to an affiliate totaling $105,000 and $269,000 at December 31, 1995 and 1996 and are included in due from related parties in the accompanying balance sheets.

     - Certain real estate is leased from the Company's chairman and sole shareholder under informal agreements. Actual rental expense related to these agreements was $461,000, $435,000 and $372,000 for the years ended December 31, 1994, 1995, and 1996, respectively.

     - The Company has an unsecured promissory note from Argenbright Investments, Inc. with a balance of $8,000 and $0 as of December 31, 1995 and 1996, respectively, bearing interest at a rate of 10.5% per annum.

     - The Company's chairman and sole shareholder has personally guaranteed the revolver, the term note and the Sirrom Notes, as described in Note 6. The Company has guaranteed the outstanding mortgage payable of $2,140,000 as of December 31, 1996 for certain real estate leased by the Company from the Company's chairman and sole shareholder. The real estate and related mortgage notes were contributed to the Company in connection with the Reorganization.

     - During fiscal 1996, the Company bought a 20% and a 49% interest in ASAP Uniform Company, Inc. ("ASAP") and Premium Services Management, Inc. ("PSM"), respectively. Both investments are accounted for using the equity method of accounting and had an immaterial effect on the current year financial statements. The Company made payments of $1,829,000 and $48,000 to ASAP and PSM, respectively, for uniforms and services performed.

                                  AHL SERVICES

8. REDEEMABLE WARRANT

     In connection with issuance of the Sirrom Notes (Note 6), the Company issued a Redeemable Warrant to purchase 3.5% of Argenbright's common shares (146,185 pro forma shares of AHL at December 31, 1996, as adjusted for the Reorganization), for an exercise price of $18.00. In the event that the notes remain outstanding on December 31, 1997, Sirrom receives an additional warrant to purchase 1% of Argenbright's shares. Beginning July 30, 1998, warrants to purchase additional shares accrue at 1% per year until prepayment or maturity of the notes. The Company has the right to repurchase the warrant through December 31, 1997 for a purchase price of $750,000.

     Sirrom also has the option to require the Company to redeem the warrant beginning in 2001 for fair value, as defined. The excess of the redemption value over the carrying value is being accrued by periodic charges to retained earnings over the redemption period. This accretion amounted to $88,000 for the year ended December 31, 1996.

9. STOCK BASED COMPENSATION

     In October 1996, the Company issued nonqualified stock options to purchase 107,500 common shares at $4.64 per share. The options became exercisable upon grant.

     In December 1996, the Company issued nonqualified stock options to purchase 591,250 common shares at $11.76 per share. The options become exercisable in varying percentages over four years.

     The options above were granted at exercise prices which were not less than estimated fair value of the Common Stock at the dates of grant as determined by the Board of Directors. While the Company estimates that the fair value of the common stock increased between the October and December grant dates, the Company believes that the $11.76 per share exercise price exceeds the estimated fair value of the Common Stock at December 1, 1996, as there was no public market for the Company's stock at that time. Events that contributed to the increase in the value of the common stock between the dates of the grants included the award of new contracts to the Company by certain major clients and commitments by these clients for additional contract awards.

     The Company had 698,750 total options outstanding and 237,000 exercisable at December 31, 1996 with a weighted-average exercise price of $10.66 and $5.85, respectively.

     The Company accounts for these stock option grants under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with the SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                                 1996
                                                              ----------
Net income:
  As reported...............................................  $2,171,000
  Pro forma.................................................  $1,701,000
Primary EPS:
  As reported...............................................  $     0.25
  Pro forma.................................................  $     0.20

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for the October and December grants,

                                  AHL SERVICES
respectively: risk-free interest rates of 5.95% and 5.80%; no expected dividends; expected lives of 2 and 4.5 years, and expected volatility of 37%.

     See Note 12 for a discussion of option activity subsequent to December 31, 1996.

  June 30, 1997 (unaudited)

     In April, 1997 the Company adopted a stock incentive plan (the "Plan"), under which the Company may grant 385,000 incentive or nonqualified common stock options to directors and full-time employees. Options are granted at an exercise price which is not less than fair market value as estimated by the Board of Directors and become exercisable as determined by the Board of Directors, generally 4 to 5 years. Options granted under the Plan expire 10 years from the date of grant. As of June 30, 1997, 378,500 options have been granted under the Plan.

10. COMMITMENTS AND CONTINGENCIES

LEASES

     The Company leases office space, transportation equipment and office equipment from unrelated parties under lease agreements expiring through December 1999. Rental expense under these operating leases was $3,071,000, $4,390,000 and $6,297,000 in 1994, 1995 and 1996, respectively.

     Future minimum lease payments for noncancelable leases, including leases with the Company's chairman and sole shareholder discussed in Note 7, were as follows at December 31, 1996:

                        YEAR ENDING:                          (IN THOUSANDS)
  1997......................................................      $4,801
  1998......................................................       2,396
  1999......................................................       1,674
  2000......................................................       1,211
  2001......................................................         826

PERFORMANCE BONDS

     At December 31, 1996, the Company has outstanding performance bonds of $4,502,000.

INSURANCE

     In 1994, Argenbright began participating in partially self-insured, large-deductible workers' compensation, auto and health insurance plans. Argenbright's exposure is limited per occurrence ($250,000 for workers' compensation and auto liability claims) and in the aggregate. Reserves are estimated for both reported and unreported claims. Revisions to estimated reserves are recorded in the periods in which they become known. Estimated self-insurance reserves as of December 31, 1995 and 1996 totaling $2,200,000 and $3,200,000, respectively, represent management's best estimate. While there can be no assurance that actual future claims will not exceed the amount of the Company's reserves, in the opinion of the Company's management, any future adjustments to estimated reserves included in the accompanying balance sheets will not have a material impact on the financial statements.

     The Company is exposed to liability for the acts or negligence of its employees while on assignment that cause personal injury or damages, as well as claims of misuse of client proprietary information or theft of client property. As a provider of security services, the Company faces potential liability claims in the event of any terrorist attempt or other criminal activity which occurs

                                  AHL SERVICES
on any airline or premises subject to the Company's security services. The Company has policies, guidelines and insurance to reduce its exposure to these risks.

EMPLOYMENT AGREEMENTS

     In December 1996, the Company entered into employment agreements with three officers which expire through December 1, 2001. If any agreement is terminated by the Company prior to the expiration date, except for cause or upon the employee's death or disability, the Company must continue to pay the employee's base salary and bonus for up to one year. The agreements provide for annual-base salaries of up to $300,000 per officer and bonuses up to 50% of salaries.

DEFERRED COMPENSATION

     In September 1996, Argenbright entered into a non-qualified deferred compensation arrangement with certain eligible employees by which they could elect to defer a specified portion of their compensation. The participant may choose among several investment options, but returns are not guaranteed. As of December 31, 1996, the Company has an obligation of $10,000 under the plan.

BENEFIT PLAN

     In April 1996, Argenbright began a 401(k) plan covering salaried employees, excluding highly compensated employees, who were employed as of such date. Employees who were not employed as of April 1, 1996 must complete one year of service to become eligible. Participants may contribute up to 15% of their compensation to the plan. The Company has the discretion to match these contributions. As of December 31, 1996, no company contributions have been made to the plan.

LITIGATION

     The Company is involved in various routine litigation arising in the ordinary course of business. Management is of the opinion that the resolution of these matters will not have a material effect on the combined results of operations or financial condition of the Company.

                                  AHL SERVICES

11. OPERATIONS BY GEOGRAPHICAL AREA

     The following table presents information regarding the Company's different geographical regions based on the historical operations of the Company as of December 31, 1994, 1995 and 1996:

                                                                 DOLLARS
                                                      ------------------------------
                                                        1994       1995       1996
                                                      --------   --------   --------
Revenue:
  United States.....................................  $ 81,256   $107,388   $140,295
  United Kingdom....................................    26,313     41,013     47,028
  Germany...........................................    13,767     15,638     17,617
  Other European....................................     1,898      4,562      5,213
                                                      --------   --------   --------
                                                      $123,234   $168,601   $210,153
                                                      ========   ========   ========
Operating income:
  United States.....................................  $  1,316   $  1,208   $  2,639
  United Kingdom....................................       686      1,809      2,182
  Germany...........................................      (127)       312        319
  Other European....................................      (242)      (485)       (97)
                                                      --------   --------   --------
                                                      $  1,633   $  2,844   $  5,043
                                                      ========   ========   ========
Capital expenditures:
  United States.....................................  $    683   $  1,143   $  1,556
  United Kingdom....................................       571      1,351        357
  Germany...........................................        --         66         47
  Other European....................................        --         11         14
                                                      --------   --------   --------
                                                      $  1,254   $  2,571   $  1,974
                                                      ========   ========   ========
Identifiable assets:
  United States.....................................  $ 18,232   $ 27,681   $ 36,740
  United Kingdom....................................     7,230      8,994     10,487
  Germany...........................................     2,905      2,792      3,715
  Other European....................................       727      1,220      1,011
                                                      --------   --------   --------
                                                      $ 29,094   $ 40,687   $ 51,953
                                                      ========   ========   ========

12. SUBSEQUENT EVENTS (UNAUDITED)

INITIAL PUBLIC OFFERING

     In March 1997, the Company completed an initial public offering of its Common Stock. The Company issued 2,500,000 shares at an initial public offering price of $10.00 per share. The total proceeds of the initial public offering, net of underwriting discounts and offering expenses, were approximately $22.0 million. Subsequent to the public offering of Common Stock, the Company repaid outstanding debt of approximately $19.3 million, repurchased the outstanding warrant of $750,000 and wrote off $642,000 of debt issuance costs, before income tax benefit of $257,000.

REORGANIZATION

     Effective February 1, 1997, the Company's chairman and sole shareholder contributed all of the outstanding shares of Common Stock of Argenbright and ADI to AHL. In addition, the sole shareholder contributed certain real estate and other properties, with a net carrying value of $1,731,000 as of December 31, 1996, and the related mortgage notes payable, with an outstanding

                                  AHL SERVICES
balance of $2,485,000 as of December 31, 1996, to the Company. Simultaneously, the Company's chairman and sole shareholder contributed the note payable to shareholder, which had a balance of $528,000 as of December 31, 1996. The net result of these transactions was a reduction of shareholder's equity of approximately $226,000. Effective with the Reorganization, the capital structure of AHL consists of 50,000,000 shares authorized, 8,353,430 shares issued and outstanding of $.01 par value Common Stock and 5,000,000 shares authorized, 0 shares issued and outstanding of no par value preferred stock.

EMPLOYEE STOCK PURCHASE PLAN

     Subsequent to the planned offering, the Company intends to adopt an employee stock purchase plan.

EMPLOYMENT AGREEMENTS

     Effective February 28, 1997, the Company amended its employment agreements with three officers. The amendment provides for 16,250 additional options to purchase shares of Common Stock at $10.75 per share exercisable in varying percentages over four years. The amendment also reduces the exercise price of the December 1996 option grants (Note 9) from $11.76 per share to $10.75 per share. Both the additional option grants and the amended option grants are exercisable at prices which are not less than the fair value of the stock at the date of amendment, as determined by the Board of Directors. Concurrent with the initial public offering in March 1997, the exercise prices were changed from $10.75 to $10.00 per share.

13. ACQUISITION AND POTENTIAL STOCK OFFERING SUBSEQUENT TO JUNE 30, 1997 (UNAUDITED)

     In September 1997, AHL acquired Lloyd Creative Temporaries, Inc., a Chicago-based company that provides staffing for light industrial and warehouse "pick and pack" functions for approximately $5.0 million in cash plus contingent consideration. In May 1997, AHL acquired the commercial security business of New Jersey-based USA Security Services, Inc. for approximately $2.6 million in cash. In May 1997, AHL acquired British Airways' executive aircraft services business at Heathrow Airport ("EAS"), for approximately $2.8 million in cash plus contingent consideration. EAS provides ground handling and passenger services for non-commercial aircraft. All of these acquisitions have been accounted for under the purchase method of accounting. As a result, the purchase prices have been allocated to the assets acquired, including intangibles, on a preliminary basis according to their respective fair values.

     In October 1997, the Company is planning an offering of 2,700,000 shares of its common stock (the "Offering"). There can, however, be no assurance that the Offering will be completed.

             ======================================================

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................     7
Use of Proceeds.......................    13
Dividend Policy.......................    13
Price Range of Common Stock...........    14
Capitalization........................    15
Selected Combined Financial and
  Operating Data......................    16
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    17
Business..............................    25
Management............................    40
Certain Transactions..................    46
Principal and Selling Shareholders....    46
Description of Capital Stock..........    47
Shares Eligible for Future Sale.......    48
Underwriting..........................    50
Legal Matters.........................    51
Experts...............................    51
Additional Information................    51
Index to Combined Financial
  Statements..........................   F-1

             ======================================================
             ======================================================

                                2,700,000 SHARES

                               AHL SERVICES, INC.

                                  COMMON STOCK
                                   (AHL LOGO)
                            -----------------------

                                   PROSPECTUS
                            -----------------------

                                 BT Alex. Brown
                           Credit Suisse First Boston
                             The Robinson-Humphrey
                                    Company

                                     , 1997
             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee and NASD filing fee, all amounts are estimates.

SEC registration fee........................................  $ 17,054
                                                              --------
NASD filing fee.............................................     6,128
                                                              --------
Nasdaq National Market Listing Fee..........................    17,500
                                                              --------
Accounting fees and expenses................................   100,000
                                                              --------
Legal fees and expenses.....................................   150,000
                                                              --------
Printing and Engraving expenses.............................    75,000
                                                              --------
Transfer Agent and Registrar fees and expenses..............    10,000
                                                              --------
Miscellaneous Expenses......................................   124,318
                                                              --------
          Total.............................................  $500,000
                                                              ========

---------------

* To be provided by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Georgia Business Corporation Code permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, provided that no provision shall eliminate or limit the liability of a director: (A) for any appropriation, in violation of his duties, of any business opportunity of the corporation; (B) for acts or omissions which involve intentional misconduct or a knowing violation of law; (C) for unlawful corporate distributions; or (D) for any transaction from which the director received an improper personal benefit. This provision pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Georgia corporate law (and not for violation of other laws, such as the Federal securities laws). The Company's Restated and Amended Articles of Incorporation (the "Restated Articles") exonerate the Company's directors from monetary liability to the extent permitted by this statutory provision.

     The Company's Bylaws (the "Bylaws") also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company), by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company (and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such person's conduct was unlawful), to the maximum extent permitted by, and in the manner provided by, the Georgia Business Corporation Code. In addition, the Bylaws provide that the Company will advance to its directors or officers reasonable expenses of any such proceeding.

     Notwithstanding any provision of the Company's Amended and Restated Articles and Bylaws to the contrary, the Georgia Business Corporation Code provides that the Company shall not indemnify a director or officer for any liability incurred in a proceeding in which the director is adjudged liable to the Company or is subjected to injunctive relief in favor of the Company: (1) for any appropriation, in violation of his duties, of any business opportunity of the Company; (2) for acts or omissions which involve intentional misconduct or a knowing violation of law; (3) for unlawful corporate distributions; (4) for any transaction from which the director or officer received an improper personal benefit.

     Section 8 of the Underwriting Agreement filed as Exhibit 1.1 hereto also contains certain provisions pursuant to which certain officers, directors and controlling persons of the Company may be entitled to be indemnified by the underwriters named therein.

     The Company has purchased insurance with respect to, among other things, any liabilities that may accrue under the statutory provisions referred to above.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     On January 31, 1997, the Company issued 999 shares of common stock to Mr. Argenbright in connection with the Company's formation. This issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "Securities Act").

     On February 1, 1997, the Company issued one share of common stock to Mr. Argenbright in connection with the Reorganization. This issuance was exempt from registration pursuant to Section 4(2) of the Securities Act.

     On February 1, 1997, the Company issued 8,352,430 shares of common stock to Mr. Argenbright and his affiliates in exchange for all of the outstanding shares of Argenbright and ADI. This issuance was exempt from registration pursuant to
Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

EXHIBIT
NUMBER                              NUMBER DESCRIPTION
-------                             ------------------
 1.1      --   Form of Underwriting Agreement
 3.1      --   Restated and Amended Articles of Incorporation of the
               Company (incorporated by reference to the Registration
               Statement on Form 8-A dated March 25, 1997)
 3.2      --   Bylaws of the Company (incorporated by reference to the
               Registration Statement on Form 8-A dated March 25, 1997)
 4.1      --   Specimen Common Stock Certificate (incorporated by reference to the Registration Statement on Form S-1, File No.
               333-20315)
 4.2      --   1997 Stock Incentive Plan (incorporated by reference to the
               Registration Statement on Form S-1, File No. 333-20315)
 5.1      --   Opinion of King and Spalding as to the legality of the
               Common Stock being registered
10.1      --   Restated Employment Agreement between the Company and Edwin
               R. Mellett dated as of February 1, 1997, as amended on
               February 28, 1997 (incorporated by reference to the
               Registration Statement on Form S-1, File No. 333-20315)
10.2      --   Restated Employment Agreement between the Company and Thomas
               J. Marano dated as of February 1, 1997, as amended on
               February 28, 1997 (incorporated by reference to the
               Registration Statement on Form S-1, File No. 333-20315)

EXHIBIT
NUMBER                              NUMBER DESCRIPTION
-------                             ------------------

10.3     --   Restated Employment Agreement between the Company and David
              L. Gamsey dated as of February 1, 1997, as amended on
              February 28, 1997 (incorporated by reference to the
              Registration Statement on Form S-1, File No. 333-20315)
10.4     --   Director's Service Agreement between The ADI Group Limited and Alan Trevor Warburton dated as of January 1, 1993
              (incorporated by reference to the Registration Statement on
              Form S-1, File No. 333-20315)
10.5     --   Letter Agreement between the Company and Ernest Patterson
              dated as of May 23, 1997
10.6     --   Credit Agreement dated as of May 2, 1997 by and among AHL
              Services, Inc., Argenbright Security, Inc., Argenbright,
              Inc., Intersec, Inc., ADI U.K. Limited, Aviation Defence
              International Germany Limited, Argenbright Holdings Limited
              and The ADI Group Limited, as borrowers, the Lenders
              referred to therein, First Union National Bank (London
              Branch), as European Facility Lender and First Union
              National Bank of Georgia, as Administrative Agent
10.7+    --   Agreement between Argenbright Security Inc. and United Air
              Lines, Inc., dated as of November 16, 1996 (incorporated by reference to the Registration Statement on Form S-1, File
              No. 333-20315)
10.8+    --   Agreement between Argenbright Security, Inc. and United Air
              Lines, Inc., dated as of December 8, 1996 (incorporated by reference to the Registration Statement on Form S-1, File
              No. 333-20315)
10.9+    --   Security Services Agreement between Argenbright Security,
              Inc. and America Online Inc., dated as of March 12, 1997 and relating to services commenced on June 1, 1996 (incorporated by reference to the Registration Statement on Form S-1, File
              No. 333-20315)
11.1     --   Computation of Earnings Per Share
21.1     --   List of subsidiaries
23.1     --   Consent of King and Spalding (contained in Exhibit 5.1)
23.2     --   Consent of Arthur Andersen LLP
24.1     --   Powers of Attorney (contained on signature page)

---------------

 + The Company has applied for confidential treatment of portions of this Exhibit. Accordingly, portions thereof have been omitted and filed separately with the Commission.

     (b) Financial Statement Schedules.

     Not Applicable

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 7, 1997.

                                          AHL SERVICES, INC.

                                          By:      FRANK A. ARGENBRIGHT, JR.
                                            ------------------------------------
                                                 Frank A. Argenbright, Jr.
                                              Chairman and Co-Chief Executive
                                                           Officer

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Frank A. Argenbright, Jr., Edwin R. Mellett and David L. Gamsey, and each of them, his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and to sign and file any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 7, 1997.

                      SIGNATURE                                            TITLE
                      ---------                                            -----

              FRANK A. ARGENBRIGHT, JR.                Chairman and Co-Chief Executive Officer
-----------------------------------------------------    (Principal Executive Officer)
              Frank A. Argenbright, Jr.

                  EDWIN R. MELLETT                     Vice Chairman and Co-Chief Executive Officer
-----------------------------------------------------
                  Edwin R. Mellett

                   DAVID L. GAMSEY                     Chief Financial Officer (Principal Financial
-----------------------------------------------------    and Principal Accounting Officer)
                   David L. Gamsey

                ROBERT F. MCCULLOUGH                   Director
-----------------------------------------------------
                Robert F. McCullough

               HAMISH LESLIE MELVILLE                  Director
-----------------------------------------------------
               Hamish Leslie Melville